UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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International Flavors & Fragrances Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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International Flavors & Fragrances Inc.

521 West 57th Street
New York, NY 10019

Dear Shareholder:

I am pleased to invite you to attend the 2009 Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held on Tuesday, April 28, 2009 at 10:00 A.M. Eastern Time at our offices at 521 West 57th Street, New York, New York 10019. (Attendees are requested to enter at 533 West 57th Street.) Details regarding the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

This year we have elected to take advantage of the SEC’s rule that allows us to furnish our proxy materials to our shareholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will help lower our costs and reduce the environmental impact of our annual meeting materials. Beginning on March 10, 2009, a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice of Internet Availability”) will be mailed to our shareholders. This Notice contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote over the Internet, by telephone or by completing, signing and mailing a proxy card.

Sincerely,

Robert M. Amen
Chairman and Chief Executive Officer

March 10, 2009

2009 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Equity Compensation Plans	54
Outstanding Equity Awards at Fiscal Year-End	56
Option Exercises and Stock Vested	57
Pension Benefits	58
Non-Qualified Deferred Compensation	62
Termination of Employment and Change of Control Arrangements	63

OTHER MATTERS	72

INTERNATIONAL FLAVORS & FRAGRANCES INC.
521 West 57th Street
New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	10:00 A.M. Eastern Time on Tuesday, April 28, 2009
PLACE:	International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019 (Attendees are requested to enter at 533 West 57th Street.)
ITEMS OF BUSINESS:	1. To elect twelve members of the Board of Directors, each for a one-year term.
2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.
3. To consider such other business as may properly be brought before the 2009 Annual Meeting and any adjournment or postponement.
RECORD DATE:	You are entitled to vote at the 2009 Annual Meeting if you were a shareholder of record at the close of business on March 2, 2009.
ANNUAL MEETING ADMISSION:	In addition to a form of personal photo identification, you will need either an admission ticket or proof that you own IFF shares to attend the 2009 Annual Meeting. If you plan to attend the meeting and have received a proxy card, please bring the admission ticket accompanying the proxy card and check the box on that proxy card indicating that you will be attending. If you are a shareholder of record and you vote by Internet or telephone, you may also indicate if you plan to attend the meeting. If you do not have an admission ticket, you must bring evidence of your ownership of IFF stock (which, if you are a beneficial holder, can be obtained from your bank, broker or other record holder of your shares) in order to be admitted. You may also request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. Evidence of your ownership must accompany your letter.
PROXY VOTING:	It is important that your shares be represented and voted at the meeting. You may vote your shares by voting in person at the meeting, by Internet or by telephone, or by completing and returning a proxy card. See details under the heading “How do I vote?”.
INSPECTION OF LIST OF SHAREHOLDERS OF RECORD:	A list of the shareholders of record as of March 2, 2009 will be available for inspection at the 2009 Annual Meeting.

By Order of the Board of Directors,

Dennis M. Meany
Senior Vice President, General Counsel
and Secretary

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these proxy materials?

We are providing you with a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and access to these proxy materials in connection with the solicitation by the Board of Directors of International Flavors & Fragrances Inc., a New York corporation (“IFF,” the “Company,” “we,” “us” or “our”), of proxies to be used at our 2009 Annual Meeting of Shareholders and at any adjournment or postponement. Shareholders are invited to attend the 2009 Annual Meeting, which will take place at 10:00 a.m. on Tuesday, April 28, 2009, and are requested to vote on the proposals described in this Proxy Statement.

A Notice of Internet Availability will be sent to record and beneficial shareholders starting on or around March 10, 2009, and the proxy materials, including the Notice of Annual Meeting, Proxy Statement, and 2008 Annual Report, will be made available to shareholders on the Internet on March 10, 2009.

Why did I receive a Notice of Internet Availability of Proxy Materials this year instead of a full set of proxy materials?

Pursuant to new rules adopted by the Securities and Exchange Commission, we are providing access to the Company’s proxy materials over the Internet rather than printing and mailing the proxy materials to all shareholders. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to shareholders (or e-mailed, in the case of shareholders that have previously requested to receive proxy materials electronically) starting on or around March 10, 2009. The Notice of Internet Availability will provide instructions as to how shareholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, shareholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future shareholder meetings. Please note that, while our proxy materials are available at the IFF website referenced in the Notice of Internet Availability, no other information contained on the website is incorporated by reference in or considered to be a part of this document.

What information is contained in these materials?

The information included in this Proxy Statement relates to proposals you will vote on at the 2009 Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers in 2008 and certain other information.

How may I obtain directions to attend the 2009 Annual Meeting of Shareholders and vote in person?

You may obtain directions to attend the meeting and vote in person by contacting the IFF operator at (212) 765-5500.

Why did I receive more than one Notice of Internet Availability?

You may receive multiple Notices of Internet Availability if you hold your shares of IFF’s common stock in multiple accounts (such as through a brokerage account and an employee benefit plan). If you are a participant in the Company’s Retirement Investment Fund Plan (401(k)) and have common stock in a plan account, you may receive a separate Notice of Internet Availability, and your proxy, when executed in accordance with the instructions in that Notice of Internet Availability, will serve as voting instructions for the plan trustee. If you hold your shares of IFF’s common stock in multiple accounts, you should vote your shares as described in each separate Notice of Internet Availability you receive.

If you are a shareholder of record, you may contact the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 (telephone: (212) 765-5500) if you are currently receiving multiple Notices of Internet Availability and want to request delivery of a single Notice of Internet Availability in the future. If your shares are held in “street name” and you want to increase or decrease the number of Notices of Internet Availability delivered to your household in the future, you should contact your broker, bank or other custodian who holds the shares on your behalf.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with IFF’s transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability has been sent to you directly by IFF.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, including shares you may own as a participant in the Company’s Retirement Investment Fund Plan (401(k)), you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice of Internet Availability has been forwarded to you by or on behalf of your broker, bank, trustee or other holder who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other holder of record as to how to vote your shares by following its instructions for voting.

Who is entitled to vote at the 2009 Annual Meeting?

IFF’s Board of Directors has established March 2, 2009 as the record date for the 2009 Annual Meeting of Shareholders. Only shareholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote at the 2009 Annual Meeting. At the close of business on March 2, 2009, there were 78,765,641 outstanding shares of IFF’s common stock. Each share of common stock is entitled to one vote on each matter properly brought before the 2009 Annual Meeting.

What will I vote on?

There are two proposals scheduled to be voted on at the 2009 Annual Meeting:

•	the election of twelve members of the Board of Directors, each to hold office for a one-year term until the Annual Meeting in 2010; and

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

How many votes must be present to hold the 2009 Annual Meeting?

A “quorum” is necessary to hold the 2009 Annual Meeting. A quorum is established if the holders of a majority of the votes entitled to be cast by shareholders are present at the meeting, either in person or by proxy. Abstentions and broker non-votes are counted as present for purposes of determining a quorum, but are not counted for purposes of determining the approval of the proposals to be acted upon. Shares of common stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

What are the voting recommendations of IFF’s Board of Directors?

IFF’s Board of Directors recommends that you vote your shares as follows:

•	“FOR” the election of each of the twelve nominees to the Board; and

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as IFF’s independent registered public accounting firm for 2009.

How do I vote?

You may vote in several different ways:

In person at the 2009 Annual Meeting

You may vote in person at the 2009 Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

By telephone

You may vote by calling the telephone number specified on the website provided in the Notice of Internet Availability. Please have your Notice of Internet Availability handy when you call and use any touch-tone phone to transmit your voting instructions.

By Internet

You may vote by using the Internet, www.proxyvote.com, to submit your voting instructions. Please have your Notice of Internet Availability handy when you go online. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

By mail

You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A proxy card may also be mailed to you, at the Company’s option, beginning on or after the tenth day following the mailing of the Notice of Internet Availability. In either case, a postage-paid envelope will be provided along with the proxy card.

Telephone and Internet voting for shareholders of record will be available until 11:59 PM Eastern Time on April 27, 2009. A mailed proxy card must be received by April 27, 2009 in order to be voted at the Annual Meeting. If you are a 401(k) plan participant, telephone and Internet voting will be available until, or your mailed proxy card must be received by, 11:59 P.M. Eastern Time on April 23, 2009. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the 2009 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

How can I change my vote?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Sending a written notice to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 stating that your proxy is revoked. The notice must be received prior to the 2009 Annual Meeting;

•	Signing and delivering a later-dated proxy card to the Office of the Secretary after voting by telephone or using the Internet, so that it is received prior to the 2009 Annual Meeting;

•	Voting by telephone or using the Internet after the date of your proxy card and before the 2009 Annual Meeting; or

•	Attending the 2009 Annual Meeting and voting in person by ballot. Your attendance at the 2009 Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request or you vote by ballot at the meeting.

If you are a beneficial owner of shares held in “street name”, you may submit new proxy voting instructions by contacting your bank, broker or other holder of record.

How are votes counted?

In the election of the directors, your vote may be cast “FOR” or “AGAINST” a nominee or you may “ABSTAIN”. Likewise, for the other proposal, your vote may be cast “FOR”, “AGAINST” or you may “ABSTAIN”.

Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast, and therefore will have no effect on the outcome of the matters to be voted on at the 2009 Annual Meeting.

All executed proxies will be voted in accordance with the voting instructions contained in those proxies. If you are a shareholder of record and you furnish your proxy using the Internet, by phone or by returning a proxy card but do not indicate your voting preferences, the persons named in the proxy will vote your shares represented by that proxy in accordance with the recommendation of our Board of Directors as described on page 6 under the heading “What are the voting recommendations of IFF’s Board of Directors?”.

Who will count the votes?

A representative from Broadridge Investor Communication Solutions, Inc. will tabulate the votes and serve as the Company’s inspector of election at the 2009 Annual Meeting.

What is an abstention?

An “abstention” occurs when a shareholder executes a proxy using the Internet, by phone or by returning a proxy card, but he or she refrains from voting as to a particular matter by indicating that he or she “abstains” as to that matter.

What is a broker non-vote?

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, certain proposals, such as the election of directors (Item 1 in this Proxy Statement) and the ratification of the selection of an independent registered public accounting firm (Item 2 in this Proxy Statement), are considered “routine” matters, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. For “non-routine” proposals, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes”.

How many votes are needed to approve the proposals?

The affirmative vote of a majority of the votes cast is required for the election of directors, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Votes cast do not include any abstentions with respect to a nominee’s election. Our Board of Directors approved amendments to our By-laws in December 2008 to adopt this majority voting standard for uncontested elections and to provide that any director nominee in an uncontested election who does not receive an affirmative majority of votes cast must promptly offer his or her resignation. A description of the process which, under our By-laws and Corporate Governance Guidelines, will be followed if such an event occurs is located in this Proxy Statement under the heading “Proposals Requiring Your Vote-Item 1-Election of Directors”.

The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for 2009.

Where can I find the voting results of the 2009 Annual Meeting?

IFF will announce preliminary voting results at the 2009 Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for the 2009 second quarter.

Do I need an admission ticket to attend the 2009 Annual Meeting?

You will need either an admission ticket or proof that you own IFF shares to enter the 2009 Annual Meeting. If you plan to attend the meeting and have received a proxy card, please bring the admission ticket accompanying the proxy card and check the box on that proxy card indicating that you will be attending. If you are a shareholder of record and you vote by Internet or telephone, you may also indicate if you plan to attend the meeting. If you do not have an admission ticket, you must bring evidence of your ownership of IFF stock (which, if you are a beneficial holder, can be obtained from your bank, broker or other record holder of your shares), in order to be admitted. You may also request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., at the address noted above. Evidence of your ownership must accompany your letter. You must also present a form of personal photo identification in order to be admitted to the meeting.

How do I obtain a separate Notice of Internet Availability if I share an address with other shareholders?

When more than one shareholder of record of IFF’s common stock shares the same address, we may deliver only one Notice of Internet Availability to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other nominees holding shares of IFF’s common stock in “street name” for more than one beneficial owner with the same address may deliver only one Notice of Internet Availability to that address if they have received consent from those beneficial owners. We will deliver promptly upon written or oral request a separate Notice of Internet Availability to any shareholder, including a beneficial owner of shares held in “street name,” at a shared address to which a single Notice of Internet Availability was delivered. To receive additional Notices of Internet Availability, or if you are a shareholder of record and would like to receive separate Notices of Internet Availability for future annual meetings, you may call or write the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 (telephone: 212-765-5500). If you are a beneficial owner of shares held in “street name” and would like to receive separate Notices of Internet Availability, you may contact your bank, broker or other holder of record. In addition, if you are a shareholder of record who shares the same address with another shareholder of record and you currently receive separate copies of the Notice of Internet Availability, you may write or call the Office of the Secretary as indicated above to request that a single Notice of Internet Availability be delivered to that address.

Who pays for the cost of this proxy solicitation?

IFF will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on the Company’s behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. The Company has retained Georgeson Inc. to assist in proxy solicitation for a fee of $6,500 plus expenses. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of the Company’s common stock.

How can I obtain a copy of IFF’s Annual Report on Form 10-K for the year ended December 31, 2008?

IFF will on a request in writing provide without charge to each person from whom proxies are being solicited for the 2009 Annual Meeting a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements and any schedules, required to be filed with the Securities and Exchange Commission, excluding exhibits. We may impose a reasonable fee for providing the exhibits to the Form 10-K. Requests should be made to Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, N.Y. 10019. IFF’s Annual Report on Form 10-K is also available free of charge through the Investor Relations—SEC Filings link on our website, www.iff.com.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has responsibility for overseeing the management of the Company. The Board has adopted Corporate Governance Guidelines which summarize the practices the Board will follow with respect to Board membership and selection, responsibilities of directors, Board meetings, evaluation of the Chief Executive Officer (“CEO”), succession planning, Board committees and director compensation. In December 2008 the Nominating and Governance Committee and the Board reviewed and revised the Corporate Governance Guidelines. A copy of the Company’s Corporate Governance Guidelines is available through the Investor Relations—Corporate Governance link on the Company’s website, www.iff.com, and is available in print to any shareholder who requests it.

Board and Committee Memberships

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2008, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed and revised its charter. The revised charter of each committee was subsequently approved by the Board. Under the charter of each committee, the committee annually reviews the committee’s own performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investor Relations—Corporate Governance link on the Company’s website, www.iff.com. Each of these documents is also available in print to any shareholder who requests it.

The table below provides current membership for each of the Board committees and identifies our current Lead Director.

Nominating &
Name	Audit	Compensation	Governance	Lead Director
Margaret Hayes Adame	X
Robert M. Amen
Günter Blobel			X
Marcello Bottoli		X
Linda B. Buck			X
J. Michael Cook		X (Chairman)
Peter A. Georgescu			X (Chairman)
Alexandra A. Herzan		X
Henry W. Howell, Jr.	X (Chairman)
Katherine M. Hudson	X
Arthur C. Martinez	X		X	X
Burton M. Tansky		X
Douglas D. Tough			X

X =	Committee member

Audit Committee

Our Audit Committee oversees and reviews the Company’s financial reporting process and the integrity of the Company’s financial statements and related financial information, the Company’s internal control environment, systems and performance, the audit process of the Company’s independent accountant and the qualifications, independence and performance of the independent accountant, the process and performance of the Company’s internal audit function and the procedures for monitoring compliance with laws and regulations and with the Company’s Code of Business Conduct and Ethics.

Our Board has determined that each of Mr. Howell, Ms. Hudson and Mr. Martinez is an “audit committee financial expert” under applicable rules of the SEC and has accounting or related financial management expertise as required by applicable NYSE rules. The Board has also determined that all members of the Audit Committee meet the financial literacy standards of the NYSE. None of our Audit Committee members currently serves on the audit committee of more than three public companies. The Audit Committee has established, together with members of the Company’s management, a hiring policy for employees or former employees of the Company’s independent accountant, consistent with the requirements of the NYSE. Under procedures adopted by the Audit Committee, the Audit Committee also reviews and pre-approves all audit and non-audit services performed by the Company’s independent accountant.

Compensation Committee

Our Compensation Committee is responsible for establishing executive officer compensation, for making recommendations to the full Board concerning chief executive officer and director compensation and for overseeing the compensation and benefit programs for other employees.

Processes and Procedures Regarding Compensation

Role of the Compensation Committee

Under our Compensation Committee’s charter, the Compensation Committee has responsibility to assist the Board in ensuring that long term and short term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and the Company. As discussed in more detail under the heading Compensation Discussion & Analysis beginning at page 27, the Compensation Committee considers, as appropriate and as contemplated by Company policies, plans and programs, Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee. If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.

The Compensation Committee works with the Board, the Nominating and Governance Committee and the Company’s senior management and meets regularly in executive session, without Company management present. The Compensation Committee establishes an annual schedule for matters to be considered by it, including approving our senior executives’ performance objectives and taking compensation actions. The Compensation Committee makes recommendations to the Board concerning the compensation and benefits of non-employee directors, after reviewing and considering recommendations from management and/or its independent compensation consultant, and makes recommendations to the Board regarding the chief executive officer’s compensation. The Compensation Committee also reviews and adopts, and where necessary or appropriate, recommends for Board and/or shareholder approval, our compensation and benefits policies, plans and programs and amendments thereto, taking into account economic and business conditions, and comparative/competitive compensation and benefit performance levels. Eligible employees and the type, amount and timing of compensation and benefits under our compensation and benefits policies, plans and programs also are determined by the Compensation Committee. In fulfilling its responsibilities, the Compensation Committee conducts or authorizes studies and surveys on compensation practices in relevant industries to maintain the Company’s competitiveness and ability to recruit and to retain highly qualified personnel. At least every two years, with the assistance of an experienced independent compensation consultant, the Compensation Committee conducts a survey of comparative/competitive executive officer compensation. The Compensation Committee is authorized to retain compensation consultants or advisors to assist it in evaluating CEO, senior executive and outside director compensation. The Compensation Committee has the sole authority to retain and to terminate any such consultants or advisors, including the sole authority to approve their fees and other retention terms. The Compensation Committee’s independent compensation consultant for 2008 was W.T. Haigh & Company.

Role of Compensation Consultants

As discussed in more detail in this Proxy Statement under the heading Compensation Discussion & Analysis—Role of Outside Advisors and Management at page 32, the Compensation Committee directly engaged W.T. Haigh & Company as its independent expert compensation consultant to conduct a “benchmarking” survey in 2008. The Compensation Committee also directly engaged W.T. Haigh & Company for recommendations on executive and non-employee director compensation in 2008. Our CEO and our Senior Vice President, Human Resources work with the Compensation Committee and the Committee’s independent compensation consultant. Management also retains its own outside compensation consultants. In 2008, management retained Steven Hall & Partners for advisory services in connection with executive compensation plans, including the Company’s post-employment benefits, and Buck Consultants for actuarial work, plan structure and similar services for the Company’s retirement plans. With the assistance of management and W.T. Haigh & Company, our Compensation Committee recommends changes to the compensation and benefits of non-employee directors that it deems appropriate to the full Board.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance, and human resource recommendations, data and analysis for the design and administration of the Company’s compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO and Senior Vice President, Human Resources, and Senior Vice President, General Counsel and Secretary or Vice President, Deputy General Counsel and Assistant Secretary generally attend Compensation Committee meetings. Our CEO does not participate in making decisions for his own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Company’s independent compensation consultant where and as requested by the Committee. Our CEO and Senior Vice President, Human Resources, without the presence of any other members of senior management, actively participate in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation. Our CEO and Senior Vice President, Human Resources discuss the appropriate form and amount of non-employee director compensation with the Compensation Committee for consideration in preparing that Committee’s recommendation to the Board.

Nominating & Governance Committee

Our Nominating and Governance Committee monitors Board composition and director qualification requirements, identifies qualified individuals to serve on the Board, recommends to the Board a slate of nominees for election by the shareholders at the annual meeting of shareholders, reviews potential Board candidates, reviews management succession plans and monitors corporate governance issues. In addition, this Committee has developed a process for conducting an annual evaluation of the effectiveness of the Board as a whole, as well as for reviewing the contributions of individual directors.

Lead Director

The role of our Lead Director includes (i) presiding over meetings of non-employee directors and providing prompt feedback regarding those meetings to the Chairman and CEO, (ii) providing suggestions for Board meeting agendas, with the involvement of our Chairman and CEO and input from other directors, (iii) assuring that the Board and the Chairman and CEO understand each other’s views on all critical matters, (iv) monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate, (v) serving as a sounding board for our Chairman and CEO and (vi) ensuring, in consultation with our Chairman and CEO, the adequate and timely exchange of information and supporting data between the Company’s management and the Board.

Independence of Directors and Committee Members and Related Person Matters

The Board has affirmatively determined that each of Mmes. Adame, Herzan and Hudson, Drs. Blobel and Buck and Messrs. Bottoli, Cook, Georgescu, Howell, Martinez, Tansky and Tough has no material relationship with the Company affecting his or her independence as a director and that each is “independent” within the meaning of the Board’s independence standards, which are the same categorical independence standards as established by the New York Stock Exchange (“NYSE”) in Section 303A.02 of the NYSE Listed Company Manual. In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company. Our review of the information provided in response to these inquiries indicated that none of our independent directors engaged in any transactions, relationships or arrangements that might affect the determination of their independence or which would require Board review. The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is independent under these independence standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and with respect to each member of the Compensation Committee, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

In 2007, the Board of Directors adopted a written policy for the review and the approval or ratification of any related person transaction. This policy is available through the Investor Relations—Corporate Governance link on the Company’s website, www.iff.com. The policy defines “related person” and “related person transaction” in a detailed manner. Under the policy, a related person transaction requires the approval or ratification of the Nominating and Governance Committee. The Audit Committee will be consulted if accounting issues are involved in the transaction. Under the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the interest of the Company and its shareholders. No related person is to participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to the Company’s matching contributions program, a charitable contribution by the Company to an organization in which a related person is known to be an officer, director or trustee will be subject to approval or ratification under the policy by the Nominating and Governance Committee.

There were no “related person transactions” since the beginning of 2008 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”). A “related person transaction” generally means a transaction involving more than $120,000 in which the Company is a participant and in which a related person has a direct or indirect material interest under SEC rules.

Board and Committee Meetings

Our Board of Directors held six meetings during 2008. The Audit Committee held eight meetings, the Compensation Committee held four meetings and the Nominating and Governance Committee held three meetings during 2008. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2008. All of our directors who were serving on the day of last year’s Annual Meeting attended that meeting. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate (either in person or by telephone) in all Board meetings and all Committee meetings of which the director is a member and to attend the Company’s annual meeting of shareholders. The non-management directors of the Company meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board. During 2008, the non-management directors met in executive session as part of every Board meeting.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, with the non-management directors as a group or with all directors as a group, may do so by writing to the Lead Director or the Non-Management Directors or the Board of Directors, in each case, c/o Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. The Nominating and Governance Committee has approved a process for handling letters received by the Company and addressed to the Lead Director, the non-management members of the Board or the entire Board. Under that process, the Secretary of the Company forwards to the Lead Director all correspondence received, without opening or screening.

Director Candidates

Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee, together with other Board members, will from time to time as appropriate identify the need for new Board members. Proposed director candidates who would satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view can be considered and so that the best possible candidates can be identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates.

Members of the Nominating and Governance Committee and other Board members, as appropriate, will interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board.

Under the Company’s policy regarding director candidates, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder must submit that recommendation to the Nominating and Governance Committee, c/o the Secretary of the Company, in writing, not less than 120 days nor more than 150 days prior to the anniversary date of the prior year’s annual meeting. The request must be accompanied by the same information concerning the director candidate and nominating shareholder as described in Article I, Section 3(a) of the Company’s By-laws for shareholder nominations for director to be presented at an annual shareholders meeting. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company and to the requirements and standards of the NYSE and the SEC.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to our chief executive officer, principal financial officer, principal accounting officer and to all other Company directors, officers and employees. A copy of the Code is available through the Investor Relations—Corporate Governance link on our website, www.iff.com. The Code is also available in print to any shareholder who requests it. Only the Board of Directors or the Audit Committee of the Board may grant a waiver from any provision of the Code in favor of a director or executive officer, and any such waiver will be publicly disclosed. The Company will disclose substantive amendments to and any waivers from the Code granted to the Company’s chief executive officer, principal financial officer or principal accounting officer, as well as any other executive officer or director, on the Company’s website, www.iff.com.

DIRECTORS’ COMPENSATION

Annual Director Cash and Equity Compensation

Each non-employee director receives an annual retainer of $175,000. Of this amount, $75,000 is paid in cash in November of each year, and $100,000 is paid in Restricted Stock Units (“RSUs”) issued under our 2000 Stock Award and Incentive Plan. The RSUs are granted on the date of each annual meeting of shareholders, cliff vest on the third anniversary of the grant date and are subject to accelerated vesting upon a change in control. The number of RSUs issued is based on the closing market price of the Company’s common stock on the grant date. Once the RSUs vest, each non-employee director is required to defer all of the vested RSUs under our Deferred Compensation Plan until he or she separates from service on our Board of Directors. Given that RSUs will be deferred until each director’s separation from service and each director’s stock ownership will increase during his or her term of service, the minimum share ownership requirements that formerly applied to directors have been eliminated.

Annual Committee Chair and Lead Director Compensation

The Chairperson of the Audit Committee receives an annual cash retainer of $15,000. The Chairpersons of the Compensation Committee and Nominating and Governance Committee each receives an annual cash retainer of $10,000.

The Lead Director receives an annual cash fee of $15,000.

Directors who are employees of the Company do not receive any additional compensation for their service as a director.

Participation in the Company’s Deferred Compensation Plan

In addition, non-employee directors are eligible to participate in our Deferred Compensation Plan (DCP). A non-employee director may defer all or a portion of his or her cash compensation, as well as any RSUs, subject to tax law requirements. Earnings on any deferrals into the interest bearing account of the DCP were not above market and thus are not included in the Director Compensation Table at page 17. Additional details regarding our DCP are located in this Proxy Statement under the heading Non-Qualified Deferred Compensation at page 62. Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund described in that section.

Other

We also reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities.

In addition, each current and former director, including any former employee directors, who began service as a director before May 14, 2003 is eligible to participate in our Director Charitable Contribution Program (DCCP). Under the DCCP, directors are paired together and the Company purchases $2,000,000 joint life insurance policies on the lives of each paired set of participating directors. The Company is the owner and sole beneficiary of the policies. After a covered director dies, the Company will donate $500,000 to one or more qualifying charitable organizations previously designated by the deceased director. In addition, the IFF Foundation will donate an additional $500,000 in contributions to charitable organization(s) of its choice. Assuming no changes to current Federal tax laws relating to charitable contributions, and if certain other assumptions are met, the Company expects to be reimbursed for all of the premium costs paid by the Company and the after-tax cost of the Company’s anticipated charitable contributions pursuant to this program. Although individual directors derive no financial benefit from the DCCP since all tax deductions relating to the contributions accrue solely to the Company, the premiums the Company paid under this program are included in the All Other Compensation column of the Director Compensation Table at page 17. Although eligible to participate, Mr. Martinez is not a participant in the DCCP. Instead, the Company has committed to pay $500,000 to qualifying organizations of Mr. Martinez’s choosing, upon his death. The Company is self-funding this commitment.

Directors first elected on or after May 14, 2003 do not participate in the DCCP. However, all current directors, including those who participate in our DCCP, are eligible to participate in our Matching Gift Program. Under this Program, The IFF Foundation matches, on a dollar for dollar basis, contributions to qualifying charitable organizations up to a maximum of $10,000 per year.

The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2008.

2008 Director Compensation

		Stock	Option	All Other
	Fees Earned or	Awards	Awards	Compensation
Name	Paid in Cash ($)(1)	($)(2)(3)	($)(2)(4)	($)(5)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)

Margaret Hayes Adame	$75,010	$93,686	$0	$9,040	$177,736
Gunter Blobel	$75,010	$93,686	$0	$91,907	$260,603
Marcello Bottoli	$75,010	$46,143	$0	$0	$121,153
Linda B. Buck	$75,010	$100,272	$0	$0	$175,282
J. Michael Cook	$85,010	$93,686	$0	$69,094	$247,790
Peter A. Georgescu	$85,010	$93,686	$0	$27,495	$206,191
Alexandra A. Herzan	$75,010	$64,617	$0	$10,000	$149,627
Henry W. Howell, Jr.	$90,010	$93,686	$0	$10,000	$193,696
Katherine M. Hudson	$42,945	$53,355	$0	$0	$96,300
Arthur C. Martinez	$90,010	$93,686	$0	$25,000	$208,696
Burton M. Tansky	$75,010	$93,686	$0	$0	$168,696
Douglas D. Tough	$42,945	$4,580	$0	$0	$47,525

(1)	The amounts in this column include the following amounts deferred in 2008 under our Deferred Compensation Plan: Mr. Cook—$85,000, Mr. Georgescu—$85,000, Mr. Howell—$90,000. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)	The amounts in the Stock Awards and Option Awards columns represent the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, calculated in accordance with FAS 123(R) (excluding the impact of estimated forfeitures related to service-based vesting conditions) and thus may include amounts from awards granted in and prior to 2008. Although the number of RSU or option awards granted is the same for each serving director each year (other than prorated grants to directors whose service commenced during the year), the amounts in these columns may differ due to FAS 123(R) expense requirements and may take a director’s age into account. Details on and assumptions used in calculating the cost of RSUs and options may be found in Note 11 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2009.

(3)	Each director, other than Ms. Hudson and Mr. Tough, received a grant on May 6, 2008 of 2,370 RSUs under our 2000 Stock Award and Incentive Plan with a grant date fair value of $39.53 per grant, computed in accordance with FAS 123(R). Ms. Hudson and Mr. Tough each received a prorated grant on October 1, 2008 of 1,467 RSUs under our 2000 Stock Award and Incentive Plan with a grant date fair value of $36.37, computed in accordance with FAS 123(R).

None of our Directors forfeited any RSUs or shares of deferred stock during 2008.

On December 31, 2008, our directors held the following number of RSUs and shares of deferred common stock: Mrs. Adame: 5,051 RSUs and 7,733 deferred stock shares, Dr. Blobel: 5,051 RSUs and 4,287 deferred stock shares, Mr. Bottoli: 3,884 RSUs and 0 deferred stock shares, Dr. Buck: 3,884 RSUs and 0 deferred stock shares, Mr. Cook: 5,051 RSUs and 8,199 deferred stock shares, Mr. Georgescu: 5,051 RSUs and 19,537 deferred stock shares, Mrs. Herzan: 5,051 RSUs and 4,287 deferred stock shares,

Mr. Howell: 5,051 RSUs and 11,975 deferred stock shares, Ms. Hudson: 1,467 RSUs and 0 deferred stock shares, Mr. Martinez: 5,051 RSUs and 19,124 deferred stock shares, Mr. Tansky: 5,051 RSUs and 6,373 deferred stock shares, Mr. Tough: 1,467 RSUs and 0 deferred stock shares.

The deferred stock shares held under the DCP result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents, and will be settled by delivery of common stock upon the director’s separation from service on the Board of Directors. All of the deferred stock shares are included for each director in the Beneficial Ownership Table at page 19.

(4)	3,000 options held by Mrs. Adame expired unexercised during 2008. No other options held by any other director expired or were forfeited during 2008.

On December 31, 2008, our directors held the following number of outstanding options: Mrs. Adame: 18,000 options, Dr. Blobel: 6,000 options, Mr. Bottoli: 0 options, Dr. Buck: 0 options, Mr. Cook: 12,000 options, Mr. Georgescu: 18,000 options, Mrs. Herzan: 6,000 options, Mr. Howell: 0 options, Ms. Hudson: 0 options, Mr. Martinez: 12,000 options, Mr. Tansky: 3,000 options and Mr. Tough: 0 options. We did not grant any options to our directors in 2008.

(5)	Under the Company’s Director Charitable Contribution Program, the Company paid the following amount in premiums, which are included in this column: $9,040 for Mrs. Adame, $81,907 for Dr. Blobel, $59,094 for Mr. Cook, and $17,495 for Mr. Georgescu. These amounts represent the proportionate amount assigned for each director’s paired life insurance policy under the DCCP, which may differ for each director based on insurance underwriting factors.

The Company also accrued $25,000 in expense for 2008 to self-fund a commitment to pay $500,000 to qualifying organizations upon Mr. Martinez’s death. Additional details regarding this program and commitment may be found in this Proxy Statement under “Directors’ Compensation” at page 16.

In addition, during 2008, the Company made matching charitable contributions under the Company’s Matching Gift Program for director charitable contributions in the following amounts, which are also included in this column: Dr. Blobel—$10,000, Mr. Cook—$10,000, Mr. Georgescu—$10,000, Mrs. Herzan—$10,000, and Mr. Howell—$10,000.

SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS
AND CERTAIN OTHER PERSONS

Beneficial Ownership Table

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of February 16, 2009, by each director and nominee for director, the persons named in the Summary Compensation Table in this proxy statement and all directors and executive officers as a group.

		Rights to Acquire
		Beneficial
	Shares of	Ownership of
	Common Stock	Shares of
	Beneficially Owned(1)	Common Stock(2)	Percent of Class

Margaret Hayes Adame	11,483	18,000	(3)
Robert M. Amen	166,524	0	(3)
Gunter Blobel	13,787	6,000	(3)
Marcello Bottoli	0	0	(3)
Linda B. Buck	0	0	(3)
J. Michael Cook	10,199(4)	12,000	(3)
Peter A. Georgescu	27,037	18,000	(3)
Alexandra A. Herzan	810,858(5)	6,000	1.04%
Henry W. Howell, Jr.	12,975	0	(3)
Katherine M. Hudson	0	0	(3)
Arthur C. Martinez	22,124	12,000	(3)
Dennis M. Meany	73,847	0	(3)
Nicolas Mirzayantz	61,056	5,000	(3)
Richard A. O’Leary	5,397	0	(3)
Burton M. Tansky	7,123	3,000	(3)
Douglas D. Tough	0	0	(3)
Hernan Vaisman	32,808	0	(3)
Douglas J. Wetmore(6)	98,265	0	(3)
All Directors and Executive Officers as a Group (21 persons)	1,339,797	98,333	1.83%

Certain Other Owners

The following table sets forth information regarding beneficial owners of more than 5% of the Company’s outstanding Common Stock as of February 16, 2009 based on a review of filings with the Securities and Exchange Commission (the “SEC”).

	Number of Shares and Nature of Beneficial Ownership
		Shared	Sole	Shared
	Sole Voting	Voting	Investment	Investment	Percent
Name and Address of Beneficial Owner	Power	Power	Power	Power	of Class

Massachusetts Financial Services Company(7) 500 Boylston Street Boston, MA 02116	2,989,581	0	4,089,741	0	5.2%
T. Rowe Price Associates, Inc.(8) 100 E. Pratt Street Baltimore, MD 21202	1,573,296	0	6,555,620	0	8.3%

(1)	This column includes share unit balances held in the IFF Stock Fund under our Deferred Compensation Plan credited to participants’ accounts (where applicable) and, for executive officers may include certain premium share units held under that plan as well as unvested shares of Purchased Restricted

Stock. Premium share units held by executives in the IFF Stock Fund are subject to vesting and may be forfeited if the participant’s employment is terminated.

(2)	The shares listed in this column are those which the named person has (or will have within 60 days after February 16, 2009) the right to acquire by the exercise of stock options or vesting of RSUs granted by the Company.

(3)	Less than 1%.

(4)	Includes 2,000 shares held jointly by Mr. Cook and his wife, which are held in a margin account.

(5)	Mrs. Herzan is a director of the van Ameringen Foundation, Inc., which owns 274,673 shares, President and a director of the Lily Auchincloss Foundation, which owns 11,000 shares, a trustee and a beneficiary of a trust which holds 519,581 shares, and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Mrs. Herzan’s ownership. Mrs. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation. She directly owns 750 shares.

(6)	Based on a Form 4 filed with the SEC on August 28, 2008 and other information available to the Company.

(7)	As reported in Schedule 13G filed on February 3, 2009.

(8)	As reported in Schedule 13G/A filed on February 13, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of their initial holdings of IFF common stock and any subsequent transactions in Company shares with the SEC and to provide the Company with copies of all such filings. The Company must report any failures to file by the required dates. Based on a review of our 2008 records we believe that our directors and officers who were subject to Section 16 met all applicable filing requirements.

Directors and Officers Indemnification and Insurance

Our By-laws provide for the indemnification of our officers and directors against certain liabilities that could potentially be incurred by them in connection with the performance of their duties to the Company and its subsidiaries. In 2008, our Board of Directors approved an amendment to our By-laws to authorize the Company to provide indemnification and advancement rights by separate agreement to certain persons, including our officers and directors, and subsequently approved a form of indemnification agreement to be entered into with each of our directors and officers. The Company also maintains directors and officers indemnification insurance coverage. This insurance covers director and officers individually where exposures exist, other than those for which the Company is able to provide direct or indirect indemnification. The current policies run from March 18, 2008 through March 18, 2009 and are in the process of being renewed. The primary carrier under the current policy is ACE American Insurance Company. The current annual premium for this program is $1,053,688. No sums have been paid under this coverage to the Company or any directors or officers nor have any claims for reimbursement been made under this policy.

Shareholders Proposals

In order for a shareholder proposal to be considered for inclusion in IFF’s proxy materials for next year’s annual meeting of shareholders, the Secretary of the Company must receive the written proposal no later than November 10, 2009. Under Article I, Section 3 of the Company’s By-laws, in order for a shareholder to submit a proposal or to nominate any director at an annual meeting of shareholders, the shareholder must give written notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of this year’s annual meeting of shareholders. The notice must also meet all other requirements contained in the Company’s By-laws, including the requirement to contain specified information about the proposed business of the candidate and the shareholder making the proposal. If the next annual meeting is scheduled on a date that is not within 30 days before or after the anniversary date of this year’s annual meeting, the Secretary of the Company must receive the notice given by the shareholder not later than the close of business on the tenth day following the day on which the notice of the date of next year’s annual meeting is mailed or public disclosure of the date of next year’s annual meeting is made, whichever occurs first.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Information about Nominees

Our Board of Directors currently has thirteen members. Each of these Board members, other than Dr. Gunter Blobel, is standing for election to hold office until the next annual meeting of shareholders. Our By-laws provide that each director must retire effective as of the annual meeting of shareholders following his or her 72nd birthday. Accordingly, Dr. Blobel, who is 72, will retire as a director as of the 2009 Annual Meeting.

The affirmative vote of a majority of the votes cast is required for the election of directors, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Votes cast do not include any abstentions with respect to a nominee’s election.

Our Board of Directors approved amendments to our By-laws in December 2008 to adopt this majority voting standard for uncontested elections and to provide that any director nominee in an uncontested election who does not receive an affirmative majority of votes cast must promptly offer his or her resignation. If this situation were to occur, the process outlined in our By-laws and Corporate Governance Guidelines would be followed and generally the Nominating and Governance Committee of our Board of Directors would consider the resignation offer and make a recommendation to the Board. The independent directors on the Board would then evaluate and determine whether to accept or reject the resignation based on the relevant facts and circumstances. Any director who so tenders a resignation will not participate in the deliberations of either the Nominating and Governance Committee or the independent directors. The Board of Directors will promptly disclose its decision and the basis for that decision in a filing with the Securities and Exchange Commission. Under our By-laws, as amended, a plurality voting standard would apply in a contested director election, which would occur if, as of the record date for the meeting where directors are to be elected, the number of director nominees exceeds the number of directors to be elected at such meeting.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve (which is not anticipated), proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees are set forth on the following pages. All of the nominees are presently directors of the Company and all of the nominees except Ms. Hudson and Mr. Tough were elected by the shareholders at the Company’s 2008 Annual Meeting of Shareholders. In September 2008, Ms. Hudson and Mr. Tough were appointed by the Board to fill newly-created Board positions. Both new directors were recommended to the Nominating and Governance Committee following a requested search by an independent global search firm and interviews by existing directors including the Chair of the Nominating and Governance Committee, the Lead Director and the Chairman of the Board. Both new directors were recommended for a number of valuable characteristics they would bring to the Board, including Ms. Hudson’s financial expertise and experience on the boards of other public companies and Mr. Tough’s broad business experience including various international roles.

IFF’s Board of Directors recommends a vote FOR the election of the nominees as Directors.

Information About Nominees

		Principal Occupation During	Year First
		Last Five Years and	Became
Name	Age	Other Directorships Held	Director

Robert M. Amen	59	Chairman and Chief Executive Officer of the Company since July 2006; President (from 2003 until 2006) and Executive Vice President (prior thereto), International Paper Company, a paper and packaging company; Director, Wyeth	2006

Margaret Hayes Adame	69	President, Fashion Group International, an international trade organization; Director, Movado Group, Inc.	1993

Marcello Bottoli	46	President and Chief Executive Officer, Samsonite Corporation, a luggage manufacturer and distributor (from 2004 to January 2009); President and Chief Executive Officer, Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories (from 2001 to 2002)	2007

Linda B. Buck	62	Affiliate Professor, University of Washington, Associate Director, Howard Hughes Medical Institute at the Fred Hutchinson Cancer Research Center, a research medical institution	2007

J. Michael Cook	66	Chairman and Chief Executive Officer Emeritus, Deloitte & Touche LLP, an accounting firm; Director, Comcast Corporation, Eli Lilly and Company	2000

		Principal Occupation During	Year First
		Last Five Years and	Became
Name	Age	Other Directorships Held	Director

Peter A. Georgescu	69	Chairman Emeritus, Young & Rubicam Inc., an advertising agency; Director, Levi Strauss & Co.	1999

Alexandra A. Herzan	49	President and Director, Lily Auchincloss Foundation, Inc., a charitable foundation	2003

Henry W. Howell, Jr.	67	Managing Director (until 2000), J.P. Morgan & Co., Inc., a financial services firm	2004

Katherine M. Hudson	62	Chairman, President and Chief Executive Officer, Brady Corporation, an identification and specialty products manufacturer (from 1994-2004); Director, Charming Shoppes, Inc.	2008

		Principal Occupation During	Year First
		Last Five Years and	Became
Name	Age	Other Directorships Held	Director

Arthur C. Martinez	69	Interim Chairman and Chief Executive Officer of the Company from May 9, 2006 until June 30, 2006; Chairman and Chief Executive Officer Emeritus, Sears, Roebuck and Co., a retailer; Director, PepsiCo, Inc., Liz Claiborne, Inc., IAC/InterActiveCorp; Chairman of the Supervisory Board, ABN AMRO Holding, N.V., Chairman of the Board, HSN, Inc.	2000

Burton M. Tansky	71	President and Chief Executive Officer since May 2001 and President and Chief Operating Officer prior thereto, The Neiman Marcus Group, Inc., a retailer; Director, The Neiman Marcus Group, Inc.	2003

Douglas D. Tough	59	Chief Executive Officer and Managing Director, Ansell Limited, a healthcare company	2008

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009, and the Board of Directors has directed that our management submit that selection for ratification by our shareholders at the 2009 Annual Meeting. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders vote in connection with the Audit Committee’s selection of the Company’s independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to attend the 2009 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

IFF’s Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2009.

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by
PricewaterhouseCoopers LLP for the years ended December 31, 2008 and December 31, 2007.

	2008	2007

Audit Fees (1)	$3,430,400	$3,818,900
Audit-Related Fees (2)	95,300	59,500
Tax Fees (3)	1,572,500	1,872,100
All Other Fees (4)	232,100	9,200

Total	$5,330,300	$5,759,700

(1)	Audit Fees were for professional services rendered for audits of the Company’s consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of the Company’s annual financial statements.

(2)	Audit-Related Fees were for assurance and related services for employee benefit plan audits and attestation services that are not required by statute or regulation.

(3)	Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, tax services for employee benefit plans and expatriate tax compliance services.

(4)	All Other Fees were for software licenses and other professional services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services by category, including audit-related services, tax services and other permitted non-audit services, to be provided by the independent registered public accounting firm to the Company. In accordance with the policy, the Audit Committee regularly reviews and receives updates on specific services provided by the independent registered public accounting firm, and the Company’s management may present additional services for approval.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PricewaterhouseCoopers LLP to the Company are permissible under applicable laws and regulations. During 2008, all services performed by PricewaterhouseCoopers LLP were approved in advance by the Audit Committee in accordance with the pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee (“we”, “us” or the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls designed to ensure compliance with accounting standards and applicable laws and regulations.

The Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”), report directly to us. We have sole authority to appoint, oversee, evaluate and discharge the independent auditors and to approve the fees paid by the Company for their services. PwC annually performs an independent audit of the consolidated financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PwC also conducts quarterly reviews of the Company’s financial statements.

We review with PwC the scope of its services, the results of its audits and reviews, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. We meet regularly with PwC, and separately with the Company’s Internal Audit Coordinator, without management present. We also meet regularly with management without PwC present, and we discuss management’s evaluation of PwC’s performance.

For 2008, we have reviewed and discussed the Company’s audited financial statements with management and PwC. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the effectiveness of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s Internal Audit Coordinator the overall scope and plans for their respective audits.

We have reviewed with PwC its judgments about the quality of the Company’s accounting principles as applied in the Company’s financial reporting and other matters as are required to be discussed with us under generally accepted auditing standards of the Public Company Accounting Oversight Board (United States), including those described in Statement of Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended. We also received from PwC and discussed with PwC its written disclosures and the letter regarding its independence from management and the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. We concluded that PwC’s independence was not compromised by the non-audit services provided by PwC, the majority of which consisted of tax services.

In reliance on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. We also evaluated and selected PwC as the Company’s independent auditors for 2009, which the shareholders will be asked to ratify at the 2009 Annual Meeting of Shareholders.

Audit Committee

Henry W. Howell, Jr.
(Chairman)

Margaret Hayes Adame
Katherine M. Hudson
Arthur C. Martinez

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Organization of Information

This Compensation Discussion & Analysis (“CD&A”) provides an overview of our executive compensation philosophy and programs. It highlights information on the compensation of our named executive officers which is included in the compensation tables accompanying this CD&A. The CD&A includes the following sections:

•	Executive Compensation Philosophy:

•	Objectives

•	Compensation Elements and Targeted Mix

•	Principles for Setting Compensation Levels

•	Benchmarking

•	Role of Outside Advisors and Management

•	Program Components and Policies:

•	Salary Plan

•	Annual Incentive Plan (“AIP”)

•	Long-Term Incentive Plan (“LTIP”)

•	Equity Choice Program and Other Equity Grants

•	Defined Benefit Pension Plan and Supplemental Retirement Plan (“SRP”)

•	Deferred Compensation Plan (“DCP”)

•	Perquisite Program

•	Executive Separation Policy (“ESP”)

•	Mr. Wetmore’s Separation

•	Executive Death Benefit Plan

•	Tax Deductibility

•	Stock Ownership and Share Retention Policy

Executive Compensation Philosophy

Objectives

Our compensation framework, which has continued to apply for 2008 and is expected to continue for 2009 compensation programs, identifies our six objectives for the design and administration of our executive compensation programs:

1.	To align executive interests with shareholder interests;

2.	To motivate and reward achievement of both annual and longer term business goals and strategic objectives;

3.	To attract, retain and develop individuals critical to our success;

4.	To reinforce performance by significant variable “at risk” incentives based on our desired business goals;

5.	To reinforce Company values; and

6.	To provide total compensation opportunities at competitive levels and establish our benchmarks in line with the superior financial and operational performance we want our executives to achieve.

We believe that executive compensation should:

•	be tied to overall Company performance;

•	reflect each executive’s level of responsibility;

•	vary based on individual performance and contribution; and

•	include a significant equity component in order that our executive’s financial interests match our shareholders’ interests.

Our performance goals are designed to meet challenging financial and strategic expectations set by our Board of Directors for our entire organization, to reinforce each executive’s role in driving Company performance and to motivate our executives to manage effectively over the long term.

We also believe that executives should own a significant amount of Company stock because we want our executives to share the same long term investment risk as our shareholders based on our performance.

Compensation Elements and Targeted Mix

The Compensation Committee of our Board of Directors (the “Compensation Committee”) reviews and approves all of the compensation policies for our executive officers and other members of senior management. Our executive compensation program includes the following elements.

Direct pay:

•	Base salary

•	Annual Incentive Plan award (“AIP”)

•	Long-Term Incentive Plan award (“LTIP”)

•	Equity Choice Program (“ECP”)

Indirect pay:

•	Benefits (broad-based benefit programs)

•	Defined Pension Benefit Plan and Supplemental Retirement Plan (“SRP”) and Deferred Compensation Plan (“DCP”)

•	Personal benefits (our perquisite program)

Direct Pay

We structure the direct pay mix for our senior executives to include significant variable compensation components that are “at risk” based on performance. We allocate a substantial portion of variable compensation in the form of annual and long term incentive pay, which may result in a potentially significant variation in pay from year to year based on our results and performance. This structure reflects the significant impact our executives have on our success.

For our CEO, at target levels, approximately 17% of direct pay is targeted to base salary, 21% to annual incentive and 62% to long term incentive pay. For the other named executive officers, other than Mr. O’Leary, our Interim CFO, the percentage of direct pay targeted to base salary is approximately 32%, annual incentive is approximately 22% and long term incentive is approximately 46%. Mr. O’Leary has a percentage of direct pay targeted to base salary of approximately 37%, his annual incentive is approximately 18% and his long term incentive is approximately 45%. We believe that our substantial weighting of direct pay toward performance based “at risk” compensation creates the opportunity for above-average compensation if sustained superior performance is achieved, and much lower (or no) incentive compensation if our performance goals are not met. The proportionately greater “at risk” compensation for our CEO reflects his role and responsibility as our senior executive most accountable to our Board of Directors and shareholders for our entity-wide performance.

For 2008, the proportion of long term incentive compensation opportunity provided in the form of equity versus cash for our CEO was 72% versus 28%. For our other named executive officers, the corresponding percentages ranged from 75%/25% to 80%/20%. We weight our long term incentive opportunity substantially to equity over non-equity because we want our executives to share substantial risk with our shareholders. For our performance goals set in 2008 under our AIP and LTIP programs, the Committee does not believe that the goals or incentive plan structures would result in excessive risk that inappropriate business decisions or strategies would be made or implemented by our senior executives. These goals are entirely consistent with our financial plans and strategies and operating model reviewed with our Board, which monitors operational and financial performance and material business decisions and initiatives throughout the year. For 2009 performance goals, the Committee will follow this same approach.

Indirect Pay

Our executives participate in IFF sponsored benefit programs, many of which are broadly available to our employees. We also maintain other benefit and perquisite programs designed for our senior executives that our independent compensation consultant has advised our Compensation Committee are in line with market practice. The value from these programs represents a small percentage of overall executive compensation.

Principles for Setting Compensation Levels

We use a global grading structure for our executives, with compensation ranges for each grade. Executives are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. Our Senior Vice President, Human Resources prepares initial recommendations on executive positions and grade levels for Compensation Committee approval, after review and input from our CEO and the Compensation Committee’s independent compensation consultant. The external market evaluation is based on published third party general survey information and a review of like positions within our select peer groups described below. This is known as “market benchmarking”. This benchmarking also provides information that we use in internal pay review among positions and grade levels.

The compensation decisions our Compensation Committee considers each year take into account the compensation range for each executive’s grade. Our actual determinations within the range are based on the executive’s performance relative to job responsibilities and objectives, the executive’s contribution relative to overall Company performance, the relative position of the executive’s base salary and total compensation against the benchmark and against his or her peers within the organization, long term potential, and retention objectives. The Compensation Committee also uses benchmarking to help us determine the appropriate mix of compensation (that is, to determine the appropriate allocation among base salary, annual incentive and long term incentive compensation) in order to (i) maintain a competitive compensation program and (ii) provide appropriate incentive to achieve the financial results we believe to be in the best interests of our shareholders.

We periodically review and update our job positions and we typically update the external market and peer group data at least every two years. We last reviewed and updated our job positions for our senior executives in December 2007.

The Compensation Committee uses benchmarking data when it sets the executives’ base salary and the target values for our annual, long term, and equity choice incentive compensation each year. The Compensation Committee does not take into account actual or potential gains from short term or long term incentive awards or from equity awards in establishing elements of executive compensation (e.g., salary, AIP or LTIP values and performance goals, equity choice values or level of retirement benefits).

The Compensation Committee does not refer to specific compensation tally sheets or wealth accumulation analyses.

In the event relevant performance measures on which incentive payments are based are subsequently restated or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee would expect to seek recovery of or reduction in these incentive payments, but only if the Committee determines it appropriate under the particular circumstances, including misconduct, failure to exercise oversight, or other appropriate circumstances as may occur.

Benchmarking

Defining a single and appropriate peer group for our market benchmarking is a challenge because the Company has few publicly traded competitors. Our industry is highly fragmented, both geographically and across product lines. Accordingly, the Compensation Committee, with assistance from its independent compensation consultant, identified two separate and distinct peer groups, and other data sources (e.g. general industry market surveys), to conduct our market benchmarking. The Compensation Committee considers the following criteria in identifying our executive compensation peer groups:

•	Comparable size (based on revenue and market capitalization)

•	Operations with significant international presence

•	US publicly traded companies, which permit access to comparative compensation data

•	Growth orientation, with positive sales and earnings growth

•	Competitors for executive talent

•	Progressive companies with positive reputations

The Committee does not further adjust peer group data based on size of peer group companies compared to our Company.

The peer groups, which consist of the following members, represent two market segments: (1) consumer product companies and (2) specialty chemical and flavoring companies.

Consumer Product Peer Group	Specialty Chemical & Flavoring Peer Group
Alberto-Culver	Albemarle
Allergan	Arch Chemicals
Blyth	Cabot
Church & Dwight	Corn Products
Clorox	Cytec Industries
Del Monte Foods	Ecolab
Elizabeth Arden	Ferro
Estee Lauder	FMC
Hershey	HB Fuller
Hormel Foods	Lubrizol
Lancaster Colony	PolyOne
McCormick	RPM
Nu Skin Enterprises	Sensient
Ralcorp	Sigma-Aldrich
Revlon	Valspar
Smuckers
UST
Wrigley

The Compensation Committee last reviewed our executive compensation peer groups in 2007 and did not make any changes in the selected peer groups. At that time, IFF was approximately at the median of both peer groups in terms of revenue and market capitalization. The peer groups and other data sources provided by independent compensation consultants and our human resources management are used for compensation benchmarking for all named executive officer positions.

Our peer groups for compensation benchmarking are different from the peer group used in our financial performance graph included in our Annual Report on Form 10-K. Both the compensation and financial peer groups include companies that are international in scope and representative of the customer groups to which we sell our products. However, the financial performance peer group includes companies that exceed the size criteria identified for our compensation peer groups. The Compensation Committee believes that comparably sized companies for the compensation peer groups better reflect the competition we face for executive talent.

The Compensation Committee also, for more general purposes, uses the Towers Perrin Executive Compensation Database, a broad based third party survey, and general industry and local market data as sources for compensation comparisons and to obtain a more general understanding of current compensation practices. This data is also supplemented by information and recommendations from the independent compensation consultant on recent market trends, covering all elements of executive compensation.

The Compensation Committee does not apply a specific weighting to each data source when making compensation comparisons. With the help of its independent consultant, the Compensation Committee develops a “market consensus” for each executive position and considers each of the data sources. The Compensation Committee attempts to use a consistent set of peer companies, general third party survey sources and approach to market analysis year to year in making its compensation decisions. In December 2007, for use in making compensation decisions in 2008, the Compensation Committee with the assistance of its independent compensation consultant, established for each executive position a relative importance of market reference points (i.e., Consumer Products, Specialty Chemical, and general industry data). By this means, the Compensation Committee determines the most appropriate market reference points to use in developing the market value for each executive position and reflecting the most relevant source for competitive executive talent.

The Compensation Committee generally targets total direct pay for executives in the 60th -65th percentile range of our market consensus. While our benchmarking analyses provide the Compensation Committee with this general range for direct pay compensation levels (10% above or below the 60th-65th percentile range of the market consensus), actual compensation levels within the particular benchmarking ranges are determined annually. For individual compensation decisions within the general market benchmark framework for salary, AIP and LTIP target rates, and values under the long term equity choice program, the Compensation Committee considers several factors, including but not limited to:

•	individual performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	the executive’s pay relative to his or her peers within the organization;

•	his or her long term potential; and

•	retention objectives.

All of our named executive officers, with the exception of Mr. O’Leary who is in an interim position, were within 10% of this target range for total target direct pay for 2008. Actual compensation versus target varies principally based on Company financial performance.

Role of Outside Advisors and Management

The Compensation Committee retains independent expert consultants for recommendations on executive compensation. Since 2005, the Compensation Committee has retained W.T. Haigh & Company to review our executive compensation philosophy and programs and to recommend potential changes. As a result of this review, in 2008 the Compensation Committee in conjunction with W.T. Haigh & Company:

•	assisted in determining the most appropriate market reference points for each executive position;

•	re-affirmed the executive compensation philosophy framework;

•	conducted total compensation market reviews for 18 executive positions, including each named executive officer position;

•	re-affirmed the operating methodology for the Annual Incentive Plan; and

•	re-affirmed the performance periods and earnings model for the Long Term Incentive Plan.

W.T. Haigh & Company reports directly to the Compensation Committee and serves as its independent advisor. W.T. Haigh & Company also works closely with our management as part of that firm’s engagement by the Compensation Committee to gain an understanding of our executive compensation programs and our management structure and make-up. To date, W.T. Haigh & Company has worked exclusively on executive compensation initiatives on behalf of the Compensation Committee and does not have other consulting arrangements with the Company.

The Company retains Steven Hall & Partners for advisory services concerning compensation plan documents, including the Company’s Executive Separation Policy, and Buck Consultants for actuarial work and other services relating to the Company’s retirement plans and other post-employment benefits. Company management also uses other compensation firms from time to time to obtain compensation market data and marketplace trends.

Our CEO and our Senior Vice President, Human Resources also work extensively with the Compensation Committee and with W. T. Haigh & Company on executive compensation matters, including recommendations concerning:

•	direct pay levels;

•	performance criteria for our annual and long term incentive programs and potential threshold, target and maximum performance levels based on our Board-approved financial, operating and strategic plans;

•	placement of executives within salary grades;

•	individual executive compensation arrangements or adjustments;

•	possible recommended adjustments to a particular executive’s compensation, including equity compensation, based on individual performance, particular responsibilities or other unique factors;

•	executive separation policies;

•	operation of specific incentive plans; and

•	perquisites.

In determining total direct compensation decisions, the Compensation Committee also considers the CEO’s evaluations and recommendations concerning the performance of each of the named executive officers (other than the CEO) and considers the CEO’s own self-assessment of his own performance against the Company’s stated financial, operational and strategic objectives.

Throughout the year our CEO and Senior Vice President, Human Resources regularly communicate and meet with the Compensation Committee to provide analysis, supporting information and recommendations, and generally to discuss compensation matters as they affect particular executives as well as broader groups of employees. Our CEO and Senior Vice President, Human Resources also are invited to attend Compensation Committee meetings for these same purposes. Our CEO does not participate in making decisions for his own compensation.

Program Components and Policies

Salary Plan

The Compensation Committee reviews the salaries of our CEO and other named executive officers annually, as well as at the time of promotions or other changes in responsibilities. Salary increases are generally based on each executive’s performance versus pre-set financial and non-financial objectives and overall position responsibility. Another factor in determining initial salary and increases in salary for senior executives is benchmarking against our peer groups. The salaries of our named executive officers generally do not change substantially year to year, except to reflect changes in market benchmarking or when an executive officer assumes a larger or different role. The Compensation Committee’s general philosophy is to establish named executive officer base salaries in a range of approximately 10 percent above or below market target; with the exception of Mr. O’Leary, the 2008 named executive officer base salaries are all within this range. Mr. O’Leary’s base salary as Interim Chief Financial Officer is more than 10 percent below the peer group market target for chief financial officers.

The Compensation Committee determined that the salary of our CEO was in line with market consensus and determined not to increase his salary for 2008. In December 2007, the Compensation Committee, with the assistance of its independent compensation consultant, determined to increase the salary grades of the Group Presidents for Flavors and Fragrances. Coincident with the increase in salary grade, both Group Presidents received salary increases and an AIP and LTIP target percentage increase from 60% to 80% of base salary. Mr. Mirzayantz’s salary increase was 8% and Mr. Vaisman’s salary increase was 13%. The increase in grade and compensation was in recognition of the increased relative value of the Group President positions in terms of scope, scale, and accountability for the Group’s performance, to reflect the performance of each Group President, and to reflect competitive market conditions based on the market consensus. Also in December of 2007, the Compensation Committee, with the assistance of the Senior Vice President, Human Resources and its independent compensation consultant, and as proposed by the CEO, determined to increase the salary grade of Mr. O’Leary, who at the time was the Company’s Vice President, Corporate Development. Coincident with the increase in salary grade, Mr. O’Leary received a salary increase of 10% and an AIP and LTIP target percentage increase to 50% of base salary. The increase in grade was in recognition of increases in responsibilities that included Information Technology and Capital Appropriations. Mr. O’Leary’s compensation did not change when he was named Interim Chief Financial Officer. In 2008, other named executive officers received salary increases ranging from 3.5% to 3.7% consistent with general market trend percentage increases identified by the Committee’s independent compensation consultant and by our Senior Vice President, Human Resources’ review of general market data points.

Annual Incentive Plan (“AIP”)

Each named executive officer, for 2008, has an annual incentive award target stated as a percentage of base salary—120% for our CEO, 80% for our Group Presidents, 50% for our Interim CFO, and 60% for our other named executive officers, with the opportunity to earn significantly above target incentive compensation for significantly above target or superior performance, and lower than target (or no) annual incentive compensation for below target performance. The AIP target is earned based on the achievement of specific quantitative and strategic enterprise, i.e., Company-wide performance goals, along with individual contribution toward the enterprise results based on unit or functional goals. Each executive has a range of potential awards which can be above, at and below target levels. Performance targets are established by the Compensation Committee by the end of March each year.

Each year, the CEO proposes and reviews with the Board, our annual and long-term financial goals, operational plans and strategic initiatives. With this Company financial model, operating plan, and strategy, the CEO, the Senior Vice President, Human Resources, and the CFO develop recommended AIP performance metrics for consideration by the Compensation Committee, with consultation from the independent compensation consultant. Overall, the AIP payout may range from 0 to 200% based on performance against objectives, with threshold performance set at 25% for each criterion.

The AIP amount paid to each executive following the end of the year depends on the performance achieved against the goals and individual contribution. Failure to meet the threshold level of performance overall will result in no AIP award for that year. The performance goals set by the Compensation Committee for each of the annual financial performance metrics under the AIP are derived from the Board-approved goals for our Company. Our achievement of target levels would meet the Board’s financial expectations for Company performance for the year. For the five AIP plan years from 2004 to and including 2008 the actual overall corporate percentage payout under the AIP against those annual performance goals ranged from 0% to 113%, with an average payout of 66% over the five year period. For this same period, excluding extraordinary or special items (restructuring charges, pension curtailment loss, material gains on disposition of assets, and certain one-time tax benefits), our local currency sales grew by a compound annual growth rate of 3% and our adjusted earnings per share grew by a compound annual growth rate of 9%. In addition, our return on invested capital (excluding restructuring charges) increased from 12% to 15%, while our operating profit excluding extraordinary or special items (restructuring charges and pension curtailment loss) increased by 15%.

For 2008, the AIP enterprise performance metrics, which we call our scorecard, were sales growth in local currency, earnings before interest and taxes (represented as profit margin as a percentage of sales), and return on invested capital. These performance criteria were established by the Compensation

Committee for 2008 and are each viewed as being strongly connected to and aligned with shareholder interests. A goal of local currency sales growth is representative of both share and market expansion while a margin goal of earnings before interest and taxes ensures that such share or market expansion is profitable and produces a significant level of cash flow which our Compensation Committee believes is a critical measure of our operating success. A return on invested capital goal ensures that executives are achieving appropriate returns for capital employed. These criteria are also key measures for evaluating our annual progress against our long term corporate strategic plan of winning new business with major customers and increasing profits in targeted geographic areas or business categories.

For 2008, the specific target levels established for each of the three performance criteria were based on growth over 2007-achieved levels and were consistent with the Company achieving its previously announced strategic financial goals of growing local currency sales by 4% per year, improving operating margins to 18% of sales by the end of 2009 and growing earnings per share on average by 10+% per year. In considering the enterprise scorecard, the targets related to each of the three financial criteria were each assigned a 23.3% weight in determining total AIP payout since the Compensation Committee believes that each of these goals equally fosters the Company’s financial success.

The Compensation Committee also established specific strategic AIP goals for 2008 related to:

•	customers, including sales growth with target customers and improving customer satisfaction, service performance and product quality;

•	people, including managing and developing our workforce; and

•	innovation, including new product growth and research and development innovation.

These non-financial goals were designed to influence and reward performance on particular operational matters on which day-to-day efforts directly impact business results and our organization’s longer-term strategic success. Each non-financial strategic goal was assigned a 10% weight in determining enterprise scorecard results. The total of the three financial goals at 23.3% each and the three non-financial strategic goals at 10% each cumulatively represent 100% of the 2008 enterprise scorecard for the AIP.

Our actual performance against our 2008 AIP enterprise scorecard’s financial objectives was 40%. In determining achievement against financial objectives, the Compensation Committee considered whether to include or exclude the effects of extraordinary, unusual or infrequently occurring events, such as restructuring charges, severance costs and outsourcing costs, and the Compensation Committee approved certain adjustments from reported GAAP results. The Committee approved these adjustments, which impacted payouts both positively and negatively, in order to focus on core operating performance, without taking such special items into account. Since performance against financial objectives was under target, performance against non-financial strategic objectives was limited to the same 40%.

The AIP payout for 2008 for the named executive officers, based on the actual achievement of financial and non-financial strategic objectives and individual performance factors, is discussed in greater detail in conjunction with the Grants of Plan-Based Awards Table at page 50. The 2008 AIP payout for our CEO and Mr. Meany was 40%. Mr. O’Leary’s 2008 payout was 62%, which was higher than the enterprise payout, in recognition of the additional responsibilities he assumed as Interim Chief Financial Officer following Mr. Wetmore’s departure. The 2008 AIP payout for Mr. Vaisman and Mr. Mirzayantz was 70% and 0% respectively. Mr. Vaisman’s AIP payout was higher than the 40% enterprise payout as a result of the performance of his business unit. Mr. Mirzayantz’s AIP payout was lower than the 40% enterprise payout as a result of his business unit’s performance against objectives and failure, in one instance to provide adequate oversight to ensure compliance with Company policy. The payout to Mr. Wetmore, whose employment terminated during 2008, was based on the 40% enterprise payout but was pro-rated to reflect the number of days he served as an employee during 2008.

The performance metrics for 2008 are also expected to be used for 2009 AIP, along with improvement goals for working capital. For 2009 AIP, the Compensation Committee also determined that they will formally consider additional performance factors in determining the aggregate AIP payout pool and performance of our executive officers. The Committee made this determination in recognition of the difficult business planning environment exacerbated by the current volatile economic environment. It is the view of the Committee, and supported by the independent compensation consultant, that a broader and more flexible assessment approach is needed to establish a fair basis for determining 2009 AIP payout. Specific financial and strategic goals may be supplemented with an ability to conduct a mid-year review of goals based on updated economic conditions and forecast for the balance of the year. In addition, increased reliance on relative measures and other performance factors, along with a mid-year market comparison report of compensation actions taken by companies in the peer groups and trends going forward, will be considered.

Long-Term Incentive Plan (“LTIP”)

Each executive officer has an award target for a 3-year performance cycle based on the achievement against quantitative corporate performance goals. The Compensation Committee develops and approves the performance goals at the beginning of each performance cycle.

A new 3-year performance cycle starts each year:

•	to provide a regular opportunity to re-evaluate long term measures;

•	to align goals with the strategic planning process; and

•	to reflect changes in our business priorities and market factors.

For the 2008-2010 performance cycle, the LTIP performance objectives are compound earnings per share growth over the 3-year period and total shareholder return (TSR) relative to the S&P 500. For the purpose of measuring TSR, the Compensation Committee measures changes in stock price plus dividends paid (assuming the dividends are reinvested) for the S&P 500 companies over the performance period. The Compensation Committee continues to believe that growth in earnings per share is a key indicator for measuring improvement in our long term shareholder value. The target for this criterion remains consistent with the Company’s strategic goals. Additionally, we believe that TSR versus other stock investment choices shareholders may have is another good indicator of our overall long term performance, and directly ties our executive’s compensation opportunities to our share price appreciation and dividend payments relative to a major large-cap index. In terms of goals for TSR relative to the S&P 500, the metrics are as follows:

Criteria	Minimum (25%)	Target (100%)	Maximum (200%)

TSR vs S&P 500	40th percentile	55th percentile	75th percentile

The specific target established for earnings per share was determined by the Compensation Committee to be consistent with, and result in, achieving the Company’s previously announced strategic goal of growing earnings per share on average by 10+% per year and if this target is achieved, this strategic goal would be met.

Each of the two criteria was assigned 50% weight in determining total LTIP, and the threshold achievement was set at 70% of target, and maximum achievement was set at 130% of target. For the LTIP cycles that concluded from 2004 through and including 2008 the actual overall corporate percentage payout under the LTIP against those long term cycle performance goals ranged from 45% to 146%, with an average payout of 103% over the five LTIP cycles based on our successful financial results over the aggregate 5 year period. The performance goals set by the Compensation Committee for each of the segments of the 2008-2010 LTIP are derived from the Board-approved financial goals for our organization. Our achievement of target levels for each of the two performance criteria would meet the Board’s financial goals for Company performance for each segment of the 2008-2010 LTIP cycle, both on an annual segment basis and on a cumulative segment basis. The minimum, target and maximum goals are also set so that the relative degree of difficulty is generally consistent from year to year.

For the 2008-2010 performance cycle the Compensation Committee determined to administer the three year LTIP cycle in four equal performance segments: Year 1, Year 2, Year 3, and Cumulative. The

Committee also established that 50% of the value of LTIP would be paid in cash and 50% would be paid in full value shares, based on the stock price at the beginning of the cycle. At the beginning of each cycle, EPS goals are established and locked in for each year of the cycle, and relative TSR performance is determined at the completion of each performance segment. At the conclusion of each performance segment, the dollar value and number of shares is “banked” based on performance of that segment. When the three year cycle is concluded, the cumulative dollar value and cumulative number of full value shares is paid to the executive. The Committee believes that the segmentation of each three year LTIP cycle reduces the “all or nothing” risk that could occur in years of extreme performance, either good or bad. However, unless otherwise stipulated in a separation agreement, the executive must continue to be employed at the time of award payment following the three-year cycle in order to receive any award for that cycle. The Committee also believes that paying 50% of the LTIP value in full value shares with the share price set at the beginning of the cycle creates a stronger alignment between executives and shareholders and provides additional incentive for executives to achieve superior Company performance, which makes it more likely to produce share price appreciation over the three-year cycle.

For the 2008-2010 performance cycle, the LTIP award target for our CEO was set at 200% of base salary and for other named executive officers ranged from 50%, in the case of our Interim CFO, to 80% of base salary dependent upon salary grade which is consistent with benchmark consensus range for these positions. The LTIP payout for the 2006-2008 cycle for the named executive officer group, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table at page 50. The payout for the 2006-2008 LTIP cycle was 115% and represents an improvement over the prior year due to improved financial achievements against pre-set performance objectives. Extraordinary or special items, such as restructuring charges associated with certain outsourcing projects and position streamlining, were not included in the determination of results against targets.

The Compensation Committee periodically reviews and adjusts the mix between short term and long term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from its independent compensation consultant and (3) recommendations from our CEO and Senior Vice President, Human Resources.

Equity Choice Program

In 2008, the Compensation Committee continued the Equity Choice Program under our 2000 Stock Award and Incentive Plan to include the equity component of our long term incentive program and to facilitate stock ownership by our executives. The Compensation Committee strongly believes that providing a significant long-term equity incentive opportunity ties directly to its goal of creating increased shareholder value. Approximately 50% of each executive’s annual long term incentive award value is targeted to be delivered through the Equity Choice Program. The other 50% is targeted to be delivered under the LTIP program. Of the total long term incentive opportunity provided to executives, approximately 75% is delivered in the form of equity compensation. The Compensation Committee believes that this substantially links our executives and our shareholders on investment risk and return.

The Equity Choice Program is designed to address different career stages, financial situations and risk profiles of our executives. The program gives the executives a choice as to how they receive their equity awards. We believe the Equity Choice Program provides an attractive recruiting, motivation and retention tool for executive talent. The Equity Choice Program encourages stock ownership and real investment in our Company. The program, combined with our share retention policy, improves the alignment of our executives’ investment in our Company with that of our shareholders.

The Company offers the following equity opportunities to eligible participants, including our named executive officers, under the program:

•	Purchased restricted stock (PRS), at a 50% price discount;

•	Stock settled appreciation rights (SSARs); and

•	Restricted stock units (RSUs).

PRS and SSARs were added as an equity opportunity in 2006 as part of the choice program. PRS is Company stock that is purchased at a significant discount (50% of fair market value at the grant date) and vests 3 years from the grant date. Executives fund the purchase of PRS from their own financial resources, thereby putting the executive’s own personal resources at risk. Executives have the rights of shareholders (such as voting and non-preferential dividend rights on PRS) during the 3-year restricted period. SSARs provide upside potential and alignment with shareholders because SSARs have no value if the stock price stays the same or goes down.

The grant opportunities are “risk adjusted” to reflect the varying degree of risk with each form. RSUs are valued to reflect that they continue to have value even when our stock price stays the same or declines. RSUs also do not require a cash investment by the executive. PRS is valued to reflect the actual up-front purchase of the stock (at 50% discount). The risk adjustments determined by the Compensation Committee with input from its independent compensation consultant were unchanged for 2008 from 2007 and were as follows:

•	PRS: 120%

•	SSARs: 100%

•	RSUs: 60%

In 2008, the Compensation Committee determined that, under our Equity Choice Program, eligible participants (including our named executive officers) are granted annual equity awards within a range of certain dollar values depending on the participant’s grade level. The specific ranges by grade are as follows:

Grade	ECP Value Range
CEO	$750,000 - $2,250,000
Group Presidents; Executive Vice President	$200,000 - $600,000
Senior Vice Presidents	$150,000 - $450,000
Interim CFO	$100,000 - $300,000

The specific dollar amount granted within the range is determined by the Compensation Committee considering factors such as individual performance and overall contribution to the enterprise, future potential of the executive, and need for retention. Choice award values allocated to each executive are dollar denominated and are converted to actual shares or units on the grant date based on each executive’s election. Executives elect to receive their choice award in increments of 10% across the three forms of equity opportunity. RSUs have a 50% maximum value allocation. The choice award value is then risk adjusted up or down based on the executive’s choice. For example, if an executive’s choice award value is $100,000 and he or she elects 100% of the award in PRS, then the value used for share election at the grant date is $120,000 ($100,000 choice award value x 120% PRS adjustment factor). The executives’ elections are required to be made in advance of the grant date, and once an election is made it may not be changed.

The Compensation Committee approved the choice award values allocated to each executive at its regularly scheduled meeting on March 3, 2008 and approved the grants to be made on May 6, 2008. All 2008 choice awards cliff vest three years from the grant date, which the Compensation Committee believes is consistent with its executive retention goal, and SSARs expire seven years from the grant date.

For 2008, the total dollar value for the NEO choice awards was:

NEO	Total Dollar Value
Robert M. Amen	$1,600,000
Richard A. O’Leary	$200,000
Nicolas Mirzayantz	$450,000
Hernan Vaisman	$450,000
Dennis M. Meany	$255,000
Douglas J. Wetmore	$225,000

In addition to his Equity Choice award, the Compensation Committee determined to award Mr. Meany 2,000 RSUs under the 2000 Stock Award and Incentive Plan. This award was determined in consideration of the need to strengthen retention.

The Committee does not consider either an executive’s outstanding equity awards or realized appreciation from past equity awards in setting annual equity choice value levels, since it considers outstanding equity awards or realized equity award appreciation to represent compensation for past services.

The grants to each named executive officer under the program are identified in the Grants of Plan-Based Awards Table at page 50.

Defined Benefit Pension Plan and Supplemental Retirement Plan (“SRP”)

Effective January 1, 2006 the Company’s defined benefit pension plan was closed to new employees. In place of the defined benefit pension plan the Company created an enhanced 401(k) savings plan for new employees only. In 2007, in order to manage the inherent risks associated with defined benefit pension plan obligations, the Company determined to freeze the defined benefit pension plan for all participants who, as of December 31, 2007, did not meet a combined age and service total of 70. The Company determined this age and service threshold in consultation with outside advisors and in balancing the management of financial risk with the interests of long serving employees. Employees who were affected by the pension freeze, which was effective December 31, 2007, became eligible for the enhanced 401(k). Of the 30 most senior executive officers of the Company only Mr. Meany, a named executive officer, was grandfathered under the pension plan.

For those senior executives who were grandfathered under the plan, including Mr. Meany, the retirement benefits under our tax-qualified defined benefit pension plan may be limited under IRS rules covering tax-qualified retirement plans. A non-qualified supplemental retirement plan (SRP) was established to pay that part of an executive’s retirement benefit that, because of the IRS limitations, cannot be paid under the tax-qualified pension plan. Benefits are calculated under the SRP in the same manner as the tax-qualified pension plan. The Compensation Committee believes that the full retirement benefit earned by an executive under our retirement benefit formula should be paid without reduction and that a supplemental plan is common in the industry and important for the attraction and retention of our senior executives.

We do not have a policy regarding the crediting of additional years of service under our SRP. However, as described under Termination of Employment and Change in Control Arrangements at page 63, additional years of service may be credited to a participant in connection with certain terminations within two years following a change in control. Our rationale for granting this additional credit is consistent with our rationale for other enhanced severance benefits offered in connection with a change in control as described under Executive Separation Policy (“ESP”) below at page 41. In addition, on a case-by-case negotiated basis, from time to time, executives may be credited with additional years of service.

Deferred Compensation Plan (“DCP”)

We offer to U.S.-based executives an opportunity to participate in our deferred compensation plan (DCP), as a cost-effective benefit that enhances the competitiveness of our compensation program. The DCP provides participants with a way to delay receipt of income and thus income taxation until a future date. When deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this “pre-tax” amount deemed invested in one or more notional investments that generally track investment funds offered under our 401(k) savings plan. Although the executive will eventually owe income taxes on any amounts distributed from the DCP, the ability to invest on a “pre-tax” basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the DCP, we are better able to attract and retain executives at IFF.

Through the DCP, we also provide the same level of matching contributions to executives that would be made under our 401(k) savings plan but for limitations under U.S. tax law. We also use the DCP to encourage executives to acquire deferred IFF stock that is economically equivalent to ownership of our stock but is on a tax-deferred basis. If an executive elects to defer receipt of cash compensation and invests it in credits of deferred Company stock under the DCP, we credit an additional 25% of the amount deferred in the executive’s deferred Company stock account contingent on the executive remaining employed by the Company for the full calendar year following the year when such credit is made. We do this to encourage executives to be long term owners of a significant equity stake in IFF, to foster an entrepreneurial culture, a close alignment between the interests of executives and those of shareholders and a deeper commitment to IFF.

IFF’s costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplement the 401(k) savings plan, the 25% premium for cash deferrals into deferred stock and administrative costs. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. This treatment limits our costs to the time-value of money cost resulting from our paying income tax on the returns of our direct investments earlier than the time at which we are able to claim tax deductions by paying out the deferred compensation. Our supplemental matching contributions and premiums on cash deferrals into deferred stock for named executives are reflected in the Summary Compensation Table at page 45 and in the All Other Compensation Table at page 48.

Perquisite Program

The perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace as determined through a market study conducted by our independent compensation consultant in 2006. Under the perquisites program executives are eligible to receive certain benefits including:

•	Company car or car allowance: The CEO and the other named executive officers are eligible to obtain a Company provided automobile once every 3 years. Other senior executives are eligible to be provided a Company leased car (chosen from a selector list) or a car allowance;

•	Annual physical exam (once every 12 months);

•	Financial planning (up to $10,000 per year);

•	Tax preparation and estate planning (up to $4,000 over a 3 year period); and

•	Health club membership (up to $3,000 annually).

As part of his employment agreement Mr. Amen is entitled to receive a $25,000 annual allowance for financial planning, tax preparation and estate planning services, rather than the above limits. The Company also pays Mr. Amen’s dues for a luncheon club in Manhattan, and provides a car and driver for him in recognition of his varied business commitments and for business efficiency reasons.

The personal value of all perquisites (other than the annual physical examination) is reported as income to the individual and accordingly is subjected to tax. The Compensation Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table at page 48.

Executive Separation Policy (“ESP”)

We provide severance and other benefits under our Executive Separation Policy (ESP) to senior executives whose employment is terminated not for cause and not due to a voluntary termination. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. The level of separation pay is based on a tier system and the tier an executive participates in is based on the executive’s grade level. All named executive officers other than Mr. O’Leary are in Tier I. Mr. O’Leary is in Tier II. The specific separation pay by tier was determined by the Compensation Committee and developed with the assistance of its independent compensation consultant and the Senior Vice President, Human Resources. We believe that the ESP provides a level of separation pay and benefits that is within a range of competitive practice of our peer group companies.

We provide such separation pay and benefits on the condition that the departed executive not compete with us, solicit our customers and employees, or take other actions that harm our business for specified periods following termination. In addition, having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives.

In line with what the Compensation Committee understands (with the assistance of its independent compensation consultant and with input from the Senior Vice President, Human Resources) is competitive practice, we provide a higher level of severance payments and benefits if the executive were to be terminated without cause or elects to terminate employment with good reason within two years after a change in control. These protections provide a number of important benefits. If a change in control event is developing, executives who lack these assurances may act to protect their own interests by seeking employment elsewhere. Change in control transactions take time to unfold, and a stable management team will help to preserve our operations and shareholder value either by preserving the sale value of IFF or, if no transaction is consummated, by ensuring that our business will continue without undue disruption. In addition, having change in control protections in place encourages management to consider, on an on-going basis, whether a strategic transaction could be advantageous to our shareholders—even a transaction that would yield control of IFF to a third party and result in job loss to the executive. We provide for acceleration of vesting of equity awards upon the occurrence of a change in control, without regard to whether the executive will be terminated. In this way, executives can realize value from their equity awards in the same way and at the same time as shareholders in connection with the change in control transaction, and thus these terms encourage executives to consider and support transactions that could benefit shareholders.

Some aspects of change in control protections can be expensive, particularly payments that offset the adverse tax consequences to the executive if the U.S. golden parachute excise tax is triggered. Our Compensation Committee intends that the total cost of change in control compensation to the executive group, including the named executives and additional executives covered by the ESP, would not exceed levels that are typical in acquisitions of large publicly held companies and represent a reasonable cost to bear for the benefits to IFF and its shareholders resulting from having change in control protective provisions in place for executives.

In 2007, the Compensation Committee, on a prospective basis reduced the level of severance under the ESP in situations of termination not for cause and not involving a change in control. For Tier I eligible executives hired after October 22, 2007, severance was reduced from 24 to 18 months. For Tier II eligible executives hired after October 22, 2007, severance was reduced from 18 to 12 months. The ESP benefits available to our named executive officers were not impacted by these changes, and no changes were made to Tier III eligibility.

Additional details regarding our ESP are included under the heading Termination of Employment and Change in Control Arrangements at page 63. Additional details regarding the separation agreement we executed with Mr. Wetmore, which is consistent with the Company’s Executive Separation Policy in all material respects, are included under the heading Termination of Employment and Change in Control Arrangements — Other Separation Arrangements at page 67.

Mr. Amen’s negotiated employment agreement also grants him certain additional rights upon termination of his employment. These rights are described further under the heading Termination of Employment and Change in Control Arrangements — Other Separation Arrangements at page 66.

Mr. Wetmore’s Separation

On August 31, 2008, we entered into a separation agreement with Douglas J. Wetmore in connection with his termination of employment. The terms of his agreement are consistent with our Executive Separation Policy (as described in conjunction with the Potential Payments Upon Termination and Change in Control Table at page 69), and provide as follows:

•	Cash severance of $1,392,000, which is equal to 2 times his annual salary plus 2 times his average AIP award over the prior 3 years.

•	2008 AIP bonus based on actual 2008 Company results. This payment is prorated based on days worked in 2008.

•	Vesting of various forms of equity grants as follows:

Equity
Grant Date	Number of Shares	Vests

December 18, 2006	9,703(RSUs)	December 18, 2009
May 9, 2006	30,000(PRS)	May 9, 2009
May 8, 2007	11,147(SSARs)	May 8, 2010
May 6, 2008	1,183(SSARs)	May 6, 2011
May 6, 2008	177(RSUs)	May 6, 2011

In accordance with the terms of the grant agreements, the number of shares above for the grants made in 2007 and 2008 reflect the pro-rated number of shares granted for the time Mr. Wetmore worked during the original 3-year grant term. The remaining portions of those grants (13,959 shares of the May 8, 2007 SSAR grant, 9,483 shares of the May 6, 2008 SSAR grant and 1,422 shares of the May 6, 2008 RSU grant) were cancelled.

•	LTIP awards under the 2006-2008, 2007-2009, and 2008-2010 cycles will be paid based on actual Company results for each cycle. Any payments will be pro-rated based on days worked during each respective cycle.

•	His accrued benefits under the deferred compensation plan and qualified and non-qualified pension plans.

•	Continuation of normal health and welfare coverage for Mr. Wetmore and his family through the 24 month severance period or until such earlier time as he becomes eligible for benefits through another employer.

•	Reimbursement up to $20,000 of financial and tax planning expenses incurred during the severance period.

•	Outplacement services up to a value of $40,000.

Mr. Wetmore was also entitled to reimbursement up to $3,000 of legal and professional fees for the negotiation and documentation of his separation agreement.

Executive Death Benefit Plan

The Company’s Executive Death Benefit Plan provides participants, including each of the named executive officers, with a pre-retirement death benefit equal to the excess of twice the participant’s annual base salary (excluding bonus and other forms of compensation) above the death benefit provided by the Company’s basic group term life insurance plan for employees and retirees (the “Basic Plan”), less $50,000 of group coverage. The plan also provides a death benefit post-retirement, or pre-retirement after attainment of age 70, equal to twice the participant’s base salary (excluding bonus and other forms of compensation) for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Tax Deductibility

The Compensation Committee’s general policy is to structure executive compensation to be tax deductible. The Compensation Committee also believes that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it may be important to compensate one or more key executives above tax deductible limits.

In 2008, all named executive officer compensation was tax deductible.

Stock Ownership and Share Retention Policy

Beginning January 1, 2004, pursuant to our Share Retention Policy, executives must retain a portion of any Company shares received through Company equity award plans.

The required share retention is 50%-75% of net gain shares for the CEO and other named executive officers and 25%-50% for other designated senior executives. “Net gain shares” are the shares remaining from a stock option or SSAR exercise after payment of the exercise price and taxes, or the shares remaining after payment of taxes on the vesting of restricted stock or restricted stock units. Beginning January 1, 2007, any Company shares sold or traded by an executive to fund PRS purchases under the Equity Choice Program are not subject to the share retention requirement.

Once an executive reaches a targeted ownership level of our common stock, he or she is exempt from further share retention requirements provided such targeted ownership level is maintained. The targeted ownership levels are based on the value of Company shares and are five times base salary for the CEO, and three to four times base salary for the other named executive officers. If an executive does not satisfy the share retention requirements, he or she may not be granted additional equity awards.

At year end 2008, all named executive officers were subject to continued share retention requirements, other than Mr. Meany, who had satisfied the targeted ownership level.

Additional detail regarding ownership of our common stock by our executives is included in the Beneficial Ownership Table on page 19.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee

J. Michael Cook (Chairman)

Marcello Bottoli
Alexandra A. Herzan
Burton M. Tansky

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2008 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following Summary Compensation Table details compensation during 2008.

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)		($)	($)	($)	($)	($)		($)
(a)	(b)	(c)(1)(2)	(d)		(e)(3)(4)	(f)(3)(5)	(g)(6)(7)(8)	(h)(9)	(i)(10)		(j)

Robert M. Amen	2008	1,000,000	0		2,187,438	875,177	2,345,500	0	409,024		6,817,139
Chairman and	2007	1,000,000	0		1,813,511	533,503	2,792,068	0	270,295		6,409,377
Chief Executive Officer	2006	500,000	935,766		410,697	257,882	75,900	0	113,199		2,293,444

Richard A. O’Leary	2008	275,000	30,250	(11)	111,134	8,322	122,112	0	23,374		570,192
Interim Chief Financial Officer (since July 31, 2008)

Nicolas Mirzayantz	2008	475,000	0		609,822	89,987	253,073	49,489	99,539		1,576,910
Group President,	2007	440,000	0		474,723	64,583	530,820	121,672	63,329		1,695,127
Fragrances	2006	400,000	0		273,119	59,346	491,744	35,194	48,286		1,307,689

Hernan Vaisman	2008	450,000	0		401,650	70,222	434,397	0	72,222		1,428,491
Group President, Flavors

Dennis M. Meany	2008	410,500	0		729,999	0	324,716	291,110	97,473		1,853,798
Senior Vice President,	2007	400,000	0		456,119	0	540,840	216,314	79,895		1,693,168
General Counsel and Secretary	2006	386,250	0		268,526	6,030	448,740	93,366	78,005		1,280,917

Douglas J. Wetmore	2008	315,750	0		624,731	81,465	319,958	0	2,128,431	(10)	3,470,335
Senior Vice President	2007	463,000	0		570,112	67,774	669,279	138,622	76,678		1,985,465
and Chief Financial Officer (until July 31, 2008)	2006	463,000	0		349,431	22,613	578,728	52,701	103,338		1,569,811

(1)	The amounts in this column related to 2008 include the following amounts deferred under the DCP: Mr. Amen: $120,000; Mr. O’Leary: $0; Mr. Mirzayantz: $47,500; Mr. Vaisman: $22,500; Mr. Meany: $82,100; Mr. Wetmore: $31,575.

(2)	The amounts in this column related to 2008 include the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Amen: $20,500; Mr. O’Leary: $13,750; Mr. Mirzayantz: $15,500; Mr. Vaisman: $20,500; Mr. Meany: $20,500; Mr. Wetmore: $20,500.

(3)	The amounts in the Stock Awards and Option Awards columns represent the dollar amount of compensation cost recognized for financial statement reporting purposes (excluding the impact of estimated forfeitures related to service-based vesting conditions) for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2008. Details on and assumptions used in calculating the cost of RSUs, PRS, SSARs, options and LTIP equity incentive compensation may be found in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2009 and in Note 11 to the Company’s

audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2008.

(4)	The following named executive officers paid the following amounts for shares of PRS in fiscal year 2008, which in each case was 50% of the closing stock price on the date of grant: Mr. O’Leary: $95,982 for 4,550 shares; Mr. Mirzayantz: $399,581 for 18,942 shares; Mr. Vaisman: $134,987 for 6,399 shares; Mr. Meany: $305,983 for 14,505 shares. During 2008, Mr. Wetmore forfeited 1,422 RSUs in connection with his separation from employment with the Company. None of our other named executive officers forfeited any shares of PRS or RSUs during 2008.

(5)	During 2008, 12,500 options held by Mr. Mirzayantz and 12,500 options held by Mr. Wetmore expired unexercised, and Mr. Wetmore forfeited 23,442 SSARs in connection with his separation from employment with the Company. No other options or SSARs held by our other named executive officers expired or were forfeited during 2008.

(6)	The amounts in this column related to 2008 include the following amounts under the AIP: Mr. Amen: $480,000; Mr. O’Leary: $55,000; Mr. Mirzayantz: $0; Mr. Vaisman: $252,000; Mr. Meany: $99,360; Mr. Wetmore: $76,800. Mr. Wetmore’s AIP amount was pro-rated based on the number of days he served as an employee in 2008.

(7)	The amounts in this column related to 2008 include the following amounts under the 2006-2008 LTIP cycle (which was comprised of one three-year performance segment): Mr. Amen: $1,153,000; Mr. O’Leary: $28,024; Mr. Mirzayantz: $138,360, of which $27,672 was deferred under the DCP; Mr. Vaisman: $75,522; Mr. Meany: $138,360; Mr. Wetmore: $142,375. Mr. O’Leary’s and Mr. Wetmore’s LTIP amounts were each pro-rated based on the number of days served as an employee during the cycle.

(8)	LTIP cycles that commenced in or after 2007 are comprised of four performance segments related to each year in the LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Credited awards are reported in this table for the year in which such amount was earned, rather than in the year in which such award is actually paid.

The amounts in this column related to 2008 include the following cash amounts credited on behalf of the executive: (i) under the 2007-2009 LTIP cycle based on the executive’s target cash amount for the 2008 segment of that LTIP cycle and based on the Company’s achievement of the corporate performance goals for that segment: Mr. Amen: $356,250; Mr. O’Leary: $14,596; Mr. Mirzayantz: $47,025; Mr. Vaisman: $42,750; Mr. Meany: $42,750; Mr. Wetmore: $49,483; and (ii) under the 2008-2010 LTIP cycle based on the executive’s target cash amount for the 2008 segment of that LTIP cycle and based on the Company’s achievement of the corporate performance goals for that segment: Mr. Amen: $356,250; Mr. O’Leary: $24,492; Mr. Mirzayantz: $67,688; Mr. Vaisman: $64,125; Mr. Meany: $44,246; Mr. Wetmore: $51,300.

Although not reflected here, the credited amount for Mr. O’Leary for the 2007 segment of the 2007-2009 LTIP cycle was pro-rated based on the number of days he served as an employee during the cycle. Although the full target amount for Mr. Wetmore for the 2008 segment of each of the 2007-2009 LTIP cycle and the 2008-2010 LTIP cycle was credited on his behalf, at the end of each cycle he will be entitled to receive only a pro-rated portion of the total of all four segments in the respective cycle based on the number of days he served as an employee during that cycle.

(9)	The amounts in this column represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and are thus not included. Due to Mr. Wetmore’s separation from the Company, the actuarial present value of his accumulated benefit under our U.S. Pension Plan and our Supplemental Retirement Plan decreased in the aggregate by $15,723.

(10)	Details of the amounts set forth in this column related to 2008 are included in the All Other Compensation Table at page 48. For Mr. Wetmore, the amount in this column also includes $1,969,211, which is the amount paid or accrued by the Company under the terms of Mr. Wetmore’s separation agreement, including (i) $1,392,000 in severance pay, and (ii) $192,000 in benefits (including $20,000 in financial, tax and estate planning advice, $40,000 in outplacement services and $3,000 in legal fees), but excluding amounts expensed for equity award grants, which are included in the Stock Awards and Option Awards columns of this table. Additional details concerning Mr. Wetmore’s separation agreement are included under the heading Termination of Employment and Change in Control Arrangements — Other Separation Arrangements at page 67.

(11)	This amount represents a discretionary portion of AIP paid to Mr. O’Leary in recognition of his service during 2008 as our Interim Chief Financial Officer. His compensation was not otherwise increased in connection with his appointment to the position.

2008 All Other Compensation

			Company				Life
			Match to			Financial/	Insurance/
		Dividends	Defined			Estate	Executive	Annual
		on stock	Contribution		Club	Planning and	Death Benefit	Physical
		awards(1)	Plans(2)	Auto(3)	memberships	Tax Preparation	Program(4)	Examination	Total

Robert M. Amen	2008	$103,888	$243,850	$30,434	$8,201	$6,420	$11,686	$4,545	$409,024
Richard A. O’Leary	2008	$2,184	$13,063	$6,823	$0	$0	$1,304	$0	$23,374
Nicolas Mirzayantz	2008	$42,798	$29,470	$11,898	$2,910	$8,904	$1,609	$1,950	$99,539
Hernan Vaisman	2008	$24,316	$34,221	$3,227	$0	$8,063	$2,395	$0	$72,222
Dennis M. Meany	2008	$39,922	$21,528	$15,930	$3,000	$9,018	$6,125	$1,950	$97,473
Douglas J. Wetmore	2008	$28,200	$107,352	$13,542	$3,000	$4,000	$3,126	$0	$159,220

(1)	The amounts in this column are the total dollar value of dividends paid during 2008 on shares of PRS.

(2)	The amounts in this column include (i) amounts matched by the Company under the Company’s Retirement Investment Fund Plan (401(k)), (ii) amounts matched or set aside by the Company under the Company’s DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law) and (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Share Fund. The premium shares may be forfeited if the executive does not remain employed by the Company for the full calendar year following such credit. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Share Fund; dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table at page 63 and are not included in the amounts represented in this column.

(3)	The amounts in this column are amounts for the personal use of automobiles provided by the Company and, for Mr. Amen, the amount attributable to personal use of the Company driver. The value of personal use of automobiles provided by the Company was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percents were determined on a mileage basis. The value of personal use of the Company driver was determined by multiplying the estimated percent of such personal use by the driver’s pay.

(4)	The amounts in this column are costs to the Company for the corporate owned life insurance coverage it has purchased to offset liabilities that may be incurred under the Company’s Executive Death Benefit Program. No participant in this Program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

Employment Agreements or Arrangements

Mr. Amen

Our Board elected Robert M. Amen as its Chairman and the Company’s Chief Executive Officer on July 1, 2006. We entered into an employment agreement with Mr. Amen in connection with his hire. Under this agreement, Mr. Amen’s employment term continues for four years. Either we or Mr. Amen may terminate the agreement on or after the fourth anniversary of the agreement by giving one year’s notice. Upon expiration of the four year term, Mr. Amen’s employment will continue on an “at will” basis and will be covered by established Company policies and programs. Mr. Amen is entitled to the following compensation under the agreement:

•	Base salary of $1,000,000 per annum. This will be reviewed annually.

•	A target AIP participation rate of 120% of his base salary. He will have a potential maximum annual bonus of at least 180% of his base salary.

•	An LTIP target of $2,000,000. While he was only entitled to a pro-rated award under the LTIP cycle ending in 2007, Mr. Amen is entitled to a full award under the 2006-2008 LTIP cycle.

•	An equity incentive award made in July 2006 under the Equity Choice Program at a value of $1,500,000. This value was allocated by Mr. Amen to the various equity incentive award alternatives under the program.

•	An employment inducement award of 150,000 SSARs granted in July 2006. The SSARs were granted at an exercise price equal to the fair market value of the Company’s stock on the grant date and vest on the third anniversary of the grant date.

Mr. Amen also participates in the Company’s Executive Death Benefit Plan described at page 43, pursuant to which the Company has purchased, and pays the entire cost on, a corporate owned life insurance policy on the life of Mr. Amen. The plan provides a pre-retirement death benefit equal to twice his annual base salary (excluding bonus and other forms of compensation), less $50,000 of group coverage, or a post-retirement death benefit equal to twice his final base salary (excluding bonus and other forms of compensation), less $12,500 of group coverage.

Mr. Amen’s employment agreement also grants him certain rights upon termination of his employment. These rights are described under Termination of Employment and Change in Control Arrangements — Other Separation Arrangements at page 66.

Mr. Wetmore

We entered into a separation agreement with Mr. Wetmore in July 2008 in connection with his separation from employment as the Company’s Senior Vice President and Chief Financial Officer effective July 31, 2008. This agreement is described under Termination of Employment and Change in Control Arrangements — Other Separation Arrangements at page 67.

Other NEO’s

None of our other NEOs is a party to a written employment agreement. Their compensation is generally determined by the terms of the various compensation plans in which they are participants and which are described more fully above in the Compensation Discussion & Analysis beginning at page 27, in the narrative following the Grants of Plan-Based Awards table beginning on page 53 and under the heading Termination of Employment and Change in Control Arrangements at page 63. In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers during 2008.

Grants of Plan-Based Awards in 2008

													All Other
											All Other		Option			Grant Date
											Stock		Awards:		Exercise	Fair Value
											Awards:		Number of		or Base	of Stock
		Date of									Number of		Securities		Price of	and
	Grant	Compensation	Estimated Future Payouts				Estimated Future Payouts				Shares		Underlying		Option	Option
	Date	Committee	Under Non-Equity				Under Equity				of Stock or		Options		Awards	Awards
Name	(1)	Approval	Incentive Plan Awards				Incentive Plan Awards				Units (#)(2)		(#)(3)		($/Sh) (#)(4)	($)(5)
			Threshold	Target	Maximum		Threshold	Target	Maximum
			($)	($)	($)		($)	($)	($)
(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)		(i)		(j)		(k)	(l)

Robert M. Amen	3/3/2008	3/3/2008	300,000	1,200,000	2,400,000	(6)	—	—	—		—		—		—	—
	3/3/2008	3/3/2008	250,000	1,000,000	2,000,000	(7)	250,000	1,000,000	2,000,000	(8)	—		—		—	1,000,000
	5/6/2008	3/3/2008	—	—	—		—	—	—		—		151,694		$42.19	1,506,321
Richard A. O’Leary	3/3/2008	3/3/2008	34,375	137,500	275,000	(6)	—	—	—		—		—		—	—
	3/3/2008	3/3/2008	17,188	68,750	137,500	(7)	17,188	68,750	137,500	(8)	—		—		—	68,750
	5/6/2008	3/3/2008	—	—	—		—	—	—		4,550	(9)	—		—	95,982
	5/6/2008	3/3/2008	—	—	—		—	—	—		1,137	(10)	—		—	44,946
	5/6/2008	3/3/2008	—	—	—		—	—	—		—		3,792		$42.19	37,655
Nicolas Mirzayantz	3/3/2008	3/3/2008	95,000	380,000	760,000	(6)	—	—	—		—		—		—	—
	3/3/2008	3/3/2008	47,500	190,000	380,000	(7)	47,500	190,000	380,000	(8)	—		—		—	190,000
	5/6/2008	3/3/2008	—	—	—		—	—	—		18,942	(9)	—		—	399,581
	5/6/2008	3/3/2008	—	—	—		—	—	—		—		11,092		$42.19	110,144
Hernan Vaisman	3/3/2008	3/3/2008	90,000	360,000	720,000	(6)	—	—	—		—		—		—	—
	3/3/2008	3/3/2008	45,000	180,000	360,000	(7)	45,000	180,000	360,000	(8)	—		—		—	180,000
	5/6/2008	3/3/2008	—	—	—		—	—	—		6,399	(9)	—		—	134,987
	5/6/2008	3/3/2008	—	—	—		—	—	—		—		31,998		$42.19	317,740
Dennis M. Meany	3/3/2008	3/3/2008	62,100	248,400	496,800	(6)	—	—	—		—		—		—	—
	3/3/2008	3/3/2008	31,050	124,200	248,400	(7)	31,050	124,200	248,400	(8)	—		—		—	124,200
	5/6/2008	3/3/2008	—	—	—		—	—	—		14,505	(9)	—		—	305,983
	5/6/2008	5/6/2008	—	—	—		—	—	—		2,000	(10)	—		—	79,060
Douglas J. Wetmore	3/3/2008	3/3/2008	72,000	288,000	576,000	(11)	—	—	—		—		—		—	—
	3/3/2008	3/3/2008	36,000	144,000	288,000	(12)	36,000	144,000	288,000	(13)	—		—		—	144,000
	5/6/2008	3/3/2008	—	—	—		—	—	—		1,599	(10)(14)	—		—	63,208

	5/6/2008	3/3/2008	—	—	—		—	—	—		—		10,666	(14)	$42.19	105,913

(1)	We made all grants disclosed in this table and described below under our 2000 Stock Award and Incentive Plan. The material terms of awards are described in the Compensation Discussion & Analysis beginning at page 27.

(2)	The amounts in this column represent the number of RSUs and the number of shares of PRS granted in 2008.

(3)	The amounts in this column represent the number of SSARs granted in 2008. We did not grant any options to our named executive officers in 2008.

(4)	The amounts in this column represent the exercise price of each SSAR granted, which, for each SSAR award, is the fair market value of a share of our Common Stock on the date of grant.

(5)	The amounts in this column represent the grant date fair value of each equity award granted to our named executive officers in 2008, calculated in accordance with FAS 123(R).

(6)	The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values under our 2008 AIP. The performance conditions applicable to 2008 AIP are described in the Compensation Discussion & Analysis at page 34 and below under Annual Incentive Plan (AIP) at page 53. The percentage of each executive’s target award that was actually achieved based on satisfaction of the AIP performance conditions is discussed under Annual Incentive Plan (AIP) at page 53. The amount actually paid in 2009 based on 2008 performance is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 45.

(7)	The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values of the 50% portion of our 2008-2010 LTIP cycle that would be payable in cash if the performance conditions are satisfied. The performance conditions applicable to the LTIP are described in the Compensation Discussion & Analysis at page 36. The amount of each executive’s award that was actually achieved based on satisfaction of the performance conditions for the 2008 LTIP segment of the 2007-2009 LTIP and the 2008 LTIP segment of the 2008-2010 LTIP is discussed under Long Term Incentive Plan at page 37. Although any credited cash will not be paid until the completion of the full LTIP cycle, the cash amounts earned by each executive for each 2008 LTIP segment are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 45.

(8)	The amounts in this row in columns (f), (g) and (h) are the threshold, target and maximum dollar values of the 50% portion of our 2008-2010 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of Company stock for the 50% portion that would be paid in stock is determined at the beginning of the cycle, based on $47.20 per share, the closing market price on January 2, 2008, the first stock trading day of the cycle. The performance conditions applicable to the LTIP are described in the Compensation Discussion & Analysis at page 36. The amount of each executive’s award that was actually achieved based on satisfaction of the performance conditions for the 2008 LTIP segment of the 2007-2009 LTIP and the 2008 LTIP segment of the 2008-2010 LTIP is discussed under Long Term Incentive Plan at page 37. Although any credited shares will not be issued until the completion of the full LTIP cycle, the compensation cost recognized in fiscal 2008 for financial statement reporting purposes (excluding the impact of estimated forfeitures related to service-based vesting conditions) for each 2008 LTIP segment is reported in the Stock Awards column of the Summary Compensation Table at page 45.

(9)	This amount represents the number of shares of PRS granted under the Equity Choice Program, as described in the Compensation Discussion & Analysis at page 37. Non-preferential dividends are paid on PRS. Footnote 4 to the Summary Compensation Table lists the dollar amount of consideration paid by our named executive officers for these PRS awards.

(10)	This amount represents the number of RSUs granted under the Equity Choice Program and otherwise, as described in the Compensation Discussion & Analysis at page 37. Dividends are not paid on RSUs.

(11)	The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values under our 2008 AIP that would have been payable to Mr. Wetmore if he had been an employee of the Company for all of 2008. Pursuant to the terms of his separation agreement, Mr. Wetmore was entitled only to a pro-rated amount under the AIP based on the number of days he served as an employee during 2008 (244 days). The performance conditions applicable to the 2008 AIP are described in the Compensation Discussion & Analysis at page 34 and below under Annual Incentive Plan (AIP) at page 53. The percentage of Mr. Wetmore’s target award that was actually achieved based on satisfaction of the AIP performance conditions is discussed under Annual Incentive Plan (AIP) at page 53. The pro-rated amount actually paid to Mr. Wetmore in 2009 based on 2008 performance and the actual number of days he served as an employee during 2008 is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 45.

(12)	The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values of the 50% portion of our 2008-2010 LTIP cycle that would have been payable in cash to Mr. Wetmore if he had served as an employee for the entire 3-year LTIP cycle and the relevant performance conditions had been satisfied. Pursuant to the terms of his separation agreement, Mr. Wetmore is entitled only to a pro-rated amount under the LTIP based on the number of days he served as an employee during the applicable cycle. The performance conditions applicable to the LTIP are described in the Compensation Discussion & Analysis at page 36. The amount of Mr. Wetmore’s award that was achieved based on satisfaction of the performance conditions for the 2008 LTIP segment of the 2007-2009 LTIP and the 2008 LTIP segment of the 2008-2010 LTIP, which will be pro-rated upon payout, is discussed under Long Term Incentive Plan at page 37. The full cash amounts credited to Mr. Wetmore for each 2008 LTIP segment are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 45; however, these amounts will be pro-rated at the time of payout, which will not occur until the completion of the LTIP cycle.

(13)	The amounts in this row in columns (f), (g) and (h) are the threshold, target and maximum dollar values of the 50% portion of our 2008-2010 LTIP cycle that would have been payable in stock to Mr. Wetmore if he had served as an employee for the entire 3-year LTIP cycle and the relevant performance conditions had been satisfied. The number of shares of Company stock for the 50% portion that would be paid in stock is determined at the beginning of the cycle, based on $47.20 per share, the closing market price on January 2, 2008, the first stock trading day of the cycle. Pursuant to the terms of his separation agreement, Mr. Wetmore is entitled only to a pro-rated amount under the LTIP based on the number of days he actually served as an employee. The performance conditions applicable to the LTIP are described in the Compensation Discussion & Analysis at page 36.

The full amount of Mr. Wetmore’s award that was achieved based on satisfaction of the performance conditions for the 2008 LTIP segment of the 2007-2009 LTIP and the 2008 LTIP segment of the 2008-2010 LTIP, which will be pro-rated upon payout, is discussed under Long Term Incentive Plan at page 36. Although the pro-rated amount of credited shares will not be issued until the completion of the full LTIP cycle, the compensation cost recognized in fiscal 2008 for financial statement reporting purposes (excluding the impact of estimated forfeitures related to service-based vesting conditions) for each 2008 LTIP segment is reported in the Stock Awards column of the Summary Compensation Table at page 45.

(14)	The amounts in columns (i) and (j) respectively represent the total number of RSUs and SSARs granted to Mr. Wetmore. Pursuant to the terms of his separation agreement, 23,442 SSARs and 1,422 RSUs with respect to these awards were cancelled; he was entitled to continued vesting of only a pro-rated portion of this RSU and SSAR grant, based on the number of days he served as an employee during the relevant vesting period. The actual compensation expense recognized, calculated in accordance with FAS 123(R) and taking into account the portion of the grants cancelled, is included in the Stock Awards and Option Awards columns of the Summary Compensation Table at page 45.

Equity Choice Program and Other Equity Awards

As described in greater detail in the Compensation Discussion & Analysis at page 37, in 2006, following the Compensation Committee’s recommendation and with the assistance of the Committee’s independent compensation consultant, our Board approved our Equity Choice Program under our 2000 Stock Award and Incentive Plan (“2000 SAIP”) as a long term incentive program for our senior management. The Compensation Committee made awards under this program, based on participant elections, on May 6, 2008, which was the date of our 2008 Annual Meeting. Under this program, dividends are paid on shares of PRS at the same rate paid to our shareholders. The Compensation Committee also made additional RSU awards in 2008 to certain senior officers, including Mr. Meany, under our 2000 SAIP.

A discussion of the terms and the total dollar value of awards granted in 2008 to our named executive officers is included in the Compensation Discussion & Analysis at page 38. The number of shares under those awards is included in the Grants of Plan-Based Awards table above and the Outstanding Equity Awards at Fiscal Year-End table at page 56.

Annual Incentive Plan (AIP)

Our Compensation Committee established all performance goals under our AIP at the beginning of 2008. Under the AIP, each executive officer, including the CEO, had an annual incentive award target for 2008 based on the achievement of specific quantitative financial corporate goals, derivative business unit performance goals and non-financial strategic initiatives. The corporate objectives and the derivative business unit objectives for 2008 under the AIP related to increases in sales, earnings before interest and taxes and return on investment. The non-financial strategic initiatives, related to (i) customers, including market share, customer satisfaction, service performance and product quality, (ii) workforce, including managing talent and development, and (iii) innovation, including new products, growth and return on product investment, cost savings initiatives and research and development innovation. For 2008 we achieved 40% of the corporate goals and non-financial strategic initiatives, collectively, under the AIP, as a result of which each of Mr. Amen, Mr. Meany and Mr. Wetmore received a payout of 40% of his target incentive compensation for the year (with Mr. Wetmore’s payout being pro-rated for the number of days worked). Mr. O’Leary’s 2008 payout was 62% of his target incentive compensation in recognition of his additional responsibilities as Interim Chief Financial Officer. For 2008, Mr. Mirzayantz’s AIP payout was 0% as a result of the Fragrances Business Unit not achieving its performance goals and, in one instance, his failure to provide adequate oversight to ensure compliance with Company policy. For 2008, Mr. Vaisman received a payout of 70% of his target incentive compensation for the year as a result of the Flavors Business Unit achieving performance goals beyond the 40% corporate achievement.

Long Term Incentive Plan (LTIP)

Under our LTIP, each executive officer had an award target for the 2006-2008 performance cycle based on achieving specific quantitative corporate performance goals which the Compensation Committee established at the beginning of the cycle. For the 2006-2008 cycle, these objectives related to improvements in earnings per share and return on invested capital. For the 2006-2008 performance cycle, we achieved 115.3% of the corporate performance goals. Each executive officer therefore received 115.3% of his or her target incentive compensation for the cycle (with Mr. O’Leary’s and Mr. Wetmore’s payout each being pro-rated for the number of days worked). As determined by the Compensation Committee, for the 2006-2008 LTIP cycle, 50% of the LTIP payout was paid in cash and 50% was paid in Company stock based on the closing market price on the last trading day of the cycle.

Under our LTIP, each executive officer has an award target for each of the 2007-2009 and 2008-2010 performance cycles based on achieving specific quantitative corporate performance goals which the Compensation Committee established at the beginning of the respective cycle. Each of the 2007-2009 and 2008-2010 LTIP cycles is administered in four equal performance segments related to each year in the LTIP cycle and the cumulative results for the full cycle. Depending on the extent to which the Company achieves the corporate performance goals for each segment, a portion of the executive’s LTIP award may be credited on behalf of the executive, but any credited portion will not be paid until the completion of the full LTIP cycle. Amounts credited for future payout under the 2007-2009 and 2008-2010 LTIP cycles will be paid 50% in cash and 50% in Company stock, based on the closing market price on the first trading day of the respective cycle.

Based on the Company’s achievement of the corporate performance goals for the 2008 segment of the 2007-2009 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive: Mr. Amen—$356,250 and 7,281 shares, Mr. O’Leary—$14,596 and 297 shares, (based on a pro-rated target amount), Mr. Mirzayantz—$47,025 and 960 shares, Mr. Vaisman—$42,750 and 873 shares, Mr. Meany—$42,750 and 873 shares, and Mr. Wetmore—$49,483 and 1,011 shares (which amounts will be pro-rated on payout). Based on the Company’s achievement of the corporate performance goals for the 2008 segment of the 2008-2010 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive: Mr. Amen—$356,250 and 7,546 shares, Mr. O’Leary—$24,492 and 518 shares, Mr. Mirzayantz—$67,688 and 1,433 shares, Mr. Vaisman—$64,125 and 1,358 shares, Mr. Meany—$44,246 and 937 shares, and Mr. Wetmore—$51,300 and 1,085 shares (which amounts will be pro-rated on payout). At the end of each LTIP cycle, Mr. Wetmore will be entitled to receive only a pro-rated portion of the total of all four segments in the respective LTIP cycle because he did not serve as an employee for the full cycle.

Additional details regarding our Annual Incentive Plan and Long Term Incentive Plan are included in the Compensation Discussion & Analysis at pages 34 and 36.

Equity Compensation Plans

The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2008.

Number of
	securities to be				Number of securities
	issued upon				remaining available for
	exercise of				future issuance under
	outstanding		Weighted-average		equity compensation
	options,		exercise price of		plans (excluding
	warrants and		outstanding options,		securities reflected in
	rights		warrants and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders (1)	2,683,838	(2)	$35.33	(3)	1,344,188	(4)
Equity compensation plans not approved by security holders (5)	583,341		$29.77	(3)	4,316,426	(6)

Total	3,267,179		$34.54	(3)	5,660,614

(1)	Represents the 2000 Stock Award and Incentive Plan, the 2000 Stock Option Plan for Non-Employee Directors, the 1997 Employee Stock Option Plan and the 1990 Stock Option Plan for Non-Employee Directors. Also includes the 1997 Employee Stock Option Plan for The Netherlands, which forms a subpart of and as to which shares are issuable under the 1997 Employee Stock Option Plan. The 2000 Stock Award and Incentive Plan provides for the award of stock options, RSUs and other equity-based awards.

(2)	Includes options, RSUs and the maximum number of shares that may be issued under the 2007-2009 and 2008-2010 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. Excludes outstanding and unvested RSUs and shares of PRS under the 2000 Stock Award and Incentive Plan. No shares would have been issuable under outstanding SSARs based on the market price of the Company’s Common Stock on the last trading day of 2008.

(3)	Weighted average exercise price of outstanding options. Excludes restricted stock units, shares credited to accounts of participants in the DCP and shares that may be issued under the 2007-2009 and 2008-2010 LTIP cycles.

(4)	Does not include 146,574 options outstanding as of December 31, 2008 under the 1997 Employee Stock Option Plan (including the 1997 Employee Stock Option Plan for The Netherlands). As approved by shareholders at the Annual Meeting held on May 7, 2002, shares authorized under the 1997 Employee Stock Option Plan, but not used under that plan for any reason, are added to shares available for awards under the 2000 Stock Award and Incentive Plan. As a result, any outstanding options under the 1997 Employee Stock Option Plan that are cancelled will become available for grant under the 2000 Stock Award and Incentive Plan.

(5)	Represents the 2000 Supplemental Stock Award Plan (the “2000 Supplemental Plan”), the DCP and a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. (Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.)

(6)	Includes 4,295,303 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. (Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.)

2000 Supplemental Stock Award Plan and Directors’ Annual Stock Award Pool

On November 14, 2000, our Board approved the 2000 Supplemental Stock Award Plan. Under applicable NYSE rules, this plan did not require approval by shareholders. The 2000 Supplemental Stock Award Plan is a stock-based incentive plan designed to attract, retain, motivate and reward employees and certain other persons who provide services to the Company. This plan excludes all of our executive officers and directors. Under this plan, eligible participants may be granted nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, and other stock based awards under terms and conditions identical to those under our shareholder-approved 2000 Stock Award and Incentive Plan. The total shares originally reserved for awards under the 2000 Supplemental Stock Award Plan was 4,500,000. A total of 251,923 options and 762 RSUs were outstanding under that plan as of December 31, 2008 and 346,090 shares remained available for future awards as of that date.

In September 2000, our Board authorized and reserved a pool of 100,000 shares of our common stock to be used for annual awards of 1,000 shares to each non-employee director each year. The shares could be issued out of authorized but unissued shares or treasury shares. Under applicable NYSE rules, this pool did not require approval by shareholders. The last award of shares made to directors from this pool was in October 2006 and effective as of the 2007 Annual Meeting, directors no longer receive this annual award of 1,000 shares.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2008.

2008 Outstanding Equity Awards at Fiscal Year End

	Option Awards								Stock Awards
														Equity
												Equity Incentive		Incentive Plan
												Plan Awards:		Awards: Market
												Number of		or Payout
			Number of		Number of				Number of			Unearned		Value of
			Securities		Securities				Shares or		Market Value	Shares,		Unearned
			Underlying		Underlying				Units of		of Shares or	Units or Other		Shares,
			Unexercised		Unexercised		Option	Option	Stock That		Units of Stock	Rights That		Units or Other
			Options (#)		Options (#)		Exercise	Expiration	Have Not		That Have Not	Have Not		Rights That Have
Name	Grant	Grant	Exercisable		Unexercisable		Price ($)	Date	Vested (#)		Vested ($)	Vested (#)		Not Vested ($)
(a)	Date	Type(1)	(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)

Robert M. Amen	7/1/2006	SSAR	0		150,000	(2)	$35.24	7/1/2013
	7/25/2006	PRS							34,042	(2)	$1,011,728
	7/25/2006	SSAR	0		56,737	(2)	$35.25	7/25/2013
	7/25/2006	RSU							8,510	(2)	$252,917
	3/6/2007	2007 LTIP							13,924	(4)	$413,821	20,442	(5)	$607,536
	5/8/2007	PRS							76,477	(2)	$2,272,896
	3/3/2008	2008 LTIP							7,546	(6)	$224,267	31,780	(7)	$944,502
	5/6/2008	SSAR	0		151,694	(2)	$42.19	5/6/2015

Richard A. O’Leary	3/6/2007	2007 LTIP							569	(4)	$16,911	838	(5)	$24,905
	3/3/2008	2008 LTIP							518	(6)	$15,395	2,184	(7)	$64,908
	5/6/2008	RSU							1,137	(2)	$33,792
	5/6/2008	SSAR	0		3,792	(2)	$42.19	5/6/2015
	5/6/2008	PRS							4,550	(2)	$135,226

Nicolas Mirzayantz	5/20/1999	OPTION	5,000	(3)	0		$39.19	5/20/2009
	5/9/2006	RSU							3,000	(2)	$89,160
	5/9/2006	PRS							15,000	(2)	$445,800
	5/9/2006	SSAR	0		25,000	(2)	$36.00	5/9/2013
	12/18/2006	RSU							1,231	(2)	$36,585
	3/6/2007	2007 LTIP							1,836	(4)	$54,566	2,700	(5)	$80,244
	5/8/2007	PRS							20,857	(2)	$619,870
	3/3/2008	2008 LTIP							1,433	(6)	$42,589	6,038	(7)	$179,449
	5/6/2008	SSAR	0		11,092	(2)	$42.19	5/6/2015
	5/6/2008	PRS							18,942	(2)	$562,956

Hernan Vaisman	5/9/2006	PRS							8,000	(2)	$237,760
	5/9/2006	RSU							500	(2)	$14,860
	3/6/2007	2007 LTIP							1,670	(4)	$49,632	2,452	(5)	$72,873
	5/8/2007	RSU							1,564	(2)	$46,482
	5/8/2007	PRS							14,600	(2)	$433,912
	3/3/2008	2008 LTIP							1,358	(6)	$40,360	5,720	(7)	$169,998
	5/6/2008	SSAR	0		31,998	(2)	$42.19	5/6/2015
	5/6/2008	PRS							6,399	(2)	$190,178

Dennis M. Meany	5/9/2006	PRS							20,000	(2)	$594,400
	3/6/2007	2007 LTIP							1,670	(4)	$49,632	2,452	(5)	$72,873
	5/8/2007	PRS							15,063	(2)	$447,672
	3/3/2008	2008 LTIP							937	(6)	$27,848	3,946	(7)	$117,275
	5/6/2008	RSU							2,000	(2)	$59,440
	5/6/2008	PRS							14,505	(2)	$431,089

Douglas J. Wetmore	5/9/2006	PRS							30,000	(2)	$891,600
	12/18/2006	RSU							9,703	(2)	$288,373
	3/6/2007	2007 LTIP							1,934	(4)(8)	$57,478	1,577	(5)	$46,868
	5/8/2007	SSAR	0		11,147	(2)(9)	$51.78	5/8/2014
	3/3/2008	2008 LTIP							1,085	(6)(8)	$32,246	1,015	(7)(8)	$30,166
	5/6/2008	RSU							177	(2)	$5,260
	5/6/2008	SSAR	0		1,183	(2)(9)	$42.19	5/6/2015

(1)	2007 LTIP = 2007-2009 Long-Term Incentive Plan Cycle
2008 LTIP = 2008-2010 Long-Term Incentive Plan Cycle
OPTION = Option
PRS = Purchased Restricted Stock
RSU = Restricted Stock Unit
SSAR = Stock Settled Appreciation Right

(2)	This grant vests on the third anniversary of the grant date.

(3)	This grant vested 1/3, 1/3 and 1/3 on the second, third and fourth anniversaries of the grant date.

(4)	This amount represents the total number of shares of stock that have been credited for the 2007 and 2008 segments of the 2007-2009 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle. The number of shares credited for Mr. O’Leary for the 2007 segment of the 2007-2009 LTIP cycle was pro-rated based on the number of days he served as an employee during the cycle.

(5)	This amount represents the number of shares of stock (pro-rated for Mr. Wetmore), that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2007-2009 LTIP cycle. Shares earned during any segment of the 2007-2009 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(6)	This amount represents the number of shares of stock that have been credited for the 2008 segment of the 2008-2010 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(7)	This amount represents the number of shares of stock (pro-rated for Mr. Wetmore), that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2008-2010 LTIP cycle. Shares earned during any segment of the 2008-2010 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(8)	Although the full target share amount for the 2008 segment of each of the 2007-2009 and 2008-2010 LTIP cycles was credited on behalf of Mr. Wetmore, at the end of each cycle he will be entitled to receive only a pro-rated portion of the total payout for all four segments in the respective cycle, based on the number of days he served as an employee during that cycle.

(9)	Mr. Wetmore was originally granted 25,106 SSARs on May 8, 2007 and 10,666 SSARs on May 6, 2008. Pursuant to the terms of his separation agreement he is entitled to continued vesting of only a pro-rated portion of these grants (which is reflected here), based on the number of days he served as an employee during the relevant period; accordingly, the remainder of each of these grants was cancelled.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and RSUs vested during 2008 for each of our named executive officers.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

Robert M. Amen	0	$0	0	$0
Richard A. O’Leary	0	$0	0	$0
Nicolas Mirzayantz	0	$0	2,370	$96,341
Hernan Vaisman	0	$0	810	$32,927
Dennis M. Meany	0	$0	2,370	$96,341	(1)
Douglas J. Wetmore	0	$0	2,370	$96,341

(1)	The executive deferred, under our DCP described under the heading Non-Qualified Deferred Compensation at page 62, these RSUs. Dividend equivalents are credited on vested deferred RSUs. The actual realized value will depend upon the value of our common stock on the date the shares are issued to the executive.

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. U.S. employees hired on or after January 1, 2006, including Mr. Amen, Mr. O’Leary and Mr. Vaisman are not eligible to participate in the U.S. Pension Plan. Of our named executive officers, only Mr. Mirzayantz and Mr. Meany currently participate in the U.S. Pension Plan and Mr. Wetmore’s participation ceased as of his separation date.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan. This provision does not apply to any employee whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. All of our named executive officers who are participants in the U.S. Pension Plan had their benefits frozen as of December 31, 2007, except Mr. Meany because his age and service as of December 31, 2007 equaled or exceeded 70.

We pay the full cost of providing benefits under the U.S. Pension Plan.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2008, times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2008 that produce the highest average. The term “compensation” means the basic rate of monthly compensation plus 1/12 of any Annual Incentive Plan cash award received for the preceding year, reduced by any compensation deferred under our Deferred Compensation Plan. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code (IRC) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, compensation includes any compensation and Annual Incentive Plan amounts, including amounts deferred under our Deferred Compensation Plan. A description of our practices with regard to crediting additional years of service under our Supplemental Retirement Plan is included in the Compensation Discussion & Analysis at page 39.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if payable prior to age 62. At December 31, 2008, Mr. Meany was age 61 with more than 10 years of service (including service with Bush Boake Allen Inc. (BBA)) and, therefore, he was eligible for early retirement as of December 31, 2008.

We acquired BBA in 2000, and the Bush Boake Allen Inc. Retirement Plan (the “BBA Plan”) was merged into our U.S. Pension Plan on December 31, 2000. Benefit accruals under the BBA Plan were frozen as of that date. Benefit service under our U.S. Pension Plan for former BBA employees, including Mr. Meany, starts after December 1, 2000. The BBA pension benefit is payable in addition to the benefit participants earn under our U.S. Pension Plan for service after December 1, 2000.

The total benefit under the U.S. Pension Plan for former BBA employees, including Mr. Meany, will be equal to (a) the frozen BBA Plan benefit as of December 31, 2000, plus (b) the benefit accrued under the U.S. Pension Plan after December 1, 2000. The value of the frozen accrued benefit under the BBA Plan is included in the Present Value of Accumulated Benefits columns in the Pension Benefits Table at page 60.

The normal retirement benefit under the BBA Plan is payable at age 65. For participants in the BBA Plan on December 31, 2000, including Mr. Meany, the following provisions apply in calculating the pension benefit earned as of December 31, 2000:

The benefit from the BBA Plan is the sum of (A) the benefit earned under the BBA Plan as of December 31, 1999, plus (B) the benefit earned under the BBA Plan during 2000. The formula for determining each of these components of the BBA Plan benefit is described below. For purposes of the

BBA Plan, final average earnings means the five highest consecutive calendar years’ earnings out of the last ten calendar years of earnings prior to December 31, 2000.

A.	For service prior to January 1, 2000, the participant’s BBA Plan pension benefit is the greatest of the amounts determined under subparagraphs (i), (ii), or (iii) below:

(i)	the sum of:

(A)	1.05% of that portion of the participant’s final average earnings as of December 31, 2000 not in excess of the social security average wage base plus 1.5% of that portion of his final average earnings as of December 31, 2000 in excess of the social security average wage base, multiplied by the participant’s number of years of service as of December 31, 1999, not in excess of the service limitation applicable to the participant, plus

(B)	1.5% of the participant’s final average earnings as of December 31, 2000 multiplied by the participant’s number of years of service as of December 31, 1999 in excess of the service limitation applicable to the participant,

(ii)	1.1% of the participant’s final average earnings as of December 31, 2000 multiplied by the participant’s number of years of service as of December 31, 1999;

(iii)	the sum of:

(A)	the participant’s accrued benefit on June 30, 1987, determined under the terms of the BBA Plan or a prior BBA pension plan in effect from time to time prior to July 1, 1987 (“BBA Prior Plan”), including any minimum benefit provided thereunder, and

(B)	the benefit determined under paragraph (i) or (ii) above but based solely on the participant’s years of service from June 30, 1987 to December 31, 1999;

provided, that in no event will the BBA Plan benefit accrued as of December 31, 1999 be less than (x) such participant’s benefit as of December 31, 1988 under the terms of the BBA Plan or BBA Prior Plan then in effect; or (y) the benefit accrued by the participant as of December 31, 1999 under the terms of the BBA Plan then in effect.

B.	For service during calendar year 2000, the participant’s BBA Plan pension benefit is the result of

(i)	minus (ii):

(i)	1.67% of the participant’s final average earnings as of December 31, 2000, minus

(ii)	1.67% of the participant’s primary social security benefit multiplied by the number of the participant’s years of service between January 1, 2000 and the date the participant would attain age 65 (up to a maximum of 50% of the participant’s primary social security benefit), multiplied by a fraction, the numerator is the participant’s years of service as of December 31, 2000 and the denominator is the participant’s years of service projected to age 65.

Early Retirement BBA Plan Benefit

Participants may retire with a full, unreduced frozen BBA Plan benefit commencing at age 62, if (i) they are at least 55 years old and have at least ten years of eligibility service, or (ii) the sum of their age at their last birthday plus the full years of benefit service at the time of termination of employment from IFF is at least 65. Mr. Meany is eligible for a full, unreduced frozen BBA Plan benefit commencing at age 62.

Immediate Early Retirement BBA Plan Benefit

Participants may choose to commence payment of their early BBA Plan pension benefit on the first day of any month after age 55. In that case, the BBA Plan pension benefit will be reduced to reflect the fact that the benefit is being received over a longer period of time. For service prior to January 1, 2000, the reduction factor is 3% a year for payment that starts between age 60 to 62, and 6% a year for payment that starts prior to age 60. For service after January 1, 2000, the reduction factor is 4% a year for each year that payments start prior to age 62. If the participant completes at least twenty years of service and terminates employment at age 61, there is no reduction in the pension benefit earned during 2000 for commencing payment before age 65.

The following table provides information for our named executive officers regarding the Company’s defined benefit retirement plans. The present value of accumulated benefits payable to the named executive officers under each of our retirement plans was determined using the following assumptions: an interest rate of 6.0%; the RP-2000 Combined Healthy Participant Male/Female Mortality Table; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The information provided in columns (c), (d1) and (d2) is presented as of December 31, 2008, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2008.

2008 Pension Benefits

			Present		Present
			Value of		Value of
			Accumulated		Accumulated		Payments
		Number	Benefits		Benefits		During
		of Years	Assuming		Assuming		Last
		Credited	Retirement		Retirement		Fiscal
		Service	Age of 62		Age of 65		Year
Name	Plan Name	(#)	($)		($)		($)
(a)	(b)	(c)	(d1)(1)		(d2)(2)		(e)

Robert M. Amen(3)	—	—	—		—		—
Richard A. O’Leary(3)	—	—	—		—		—
Nicolas Mirzayantz(4)	U.S. Pension Plan	16.23	239,095		187,483		0
	Supplemental Retirement Plan	16.23	380,975		298,736		0

			$620,070		$486,219		0
Hernan Vaisman(3)	—	—	—		—		—
Dennis M. Meany	U.S. Pension Plan	31.64	910,724	(5)	714,130	(5)	0
	Supplemental Retirement Plan	8.23	467,907		366,902		0

			$1,378,631		$1,081,032		0
Douglas J. Wetmore(4)	U.S. Pension Plan	16.63	303,267	(6)	270,230	(6)	0
	Supplemental Retirement Plan	16.63	606,125	(6)(7)	562,615	(6)(7)	0

			$909,392		$832,845		0

(1)	For participants in the U.S. Pension Plan and the Supplemental Retirement Plan as of December 31, 2008 (Mr. Mirzayantz and Mr. Meany), the amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements.

(2)	For participants in the U.S. Pension Plan and the Supplemental Retirement Plan as of December 31, 2008 (Mr. Mirzayantz and Mr. Meany), the amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements.

(3)	This executive is not eligible to participate in the U.S. Pension Plan, the Supplemental Retirement Plan or any other defined benefit plan because he commenced U.S. employment with the Company after January 1, 2006.

(4)	Benefits for this executive under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

(5)	Amounts under the U.S. Pension Plan for this executive include frozen accumulated benefits under the BBA Plan.

(6)	Because Mr. Wetmore had not reached age 55 when he separated from the Company during 2008, he was not eligible for early retirement under our U.S. Pension Plan or our Supplemental Retirement Plan. Therefore, he is not eligible for unreduced benefits at age 62. The amount in column (d1) reflects the actuarial present value of his reduced early retirement benefit assuming commencement of payment at age 62 and was otherwise determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. The amount in column (d2) reflects the actuarial present value of his normal retirement benefit assuming commencement of payment at age 65 and was determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements.

(7)	This amount reflects the fact that the portion of Mr. Wetmore’s benefit under our Supplemental Retirement Plan which was accrued after December 31, 2004 is required to be paid out to him at age 55 in accordance with Plan terms which were amended effective January 1, 2008 in order to comply with Section 409A of the Internal Revenue Code.

Non-Qualified Deferred Compensation

We offer to our executive officers and other senior employees based in the United States an opportunity to defer compensation under our Deferred Compensation Plan (“DCP”). The DCP allows these employees to defer salary and annual and long term incentive awards, and to defer receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. The deferral period can extend for a specified number of years or until retirement or employment termination, and participants may elect to extend deferrals, subject to applicable tax laws. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of our common stock with dividends reinvested, or (iii) an interest-bearing account. The participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long term interest rate. For 2008 this interest rate was 5.56% and for 2009 this interest rate is 5.25%. Effective as of his separation date, Mr. Wetmore was no longer eligible to defer compensation into the DCP.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our 401(k) plan, which is called our Retirement Investment Fund Plan. Until December 31, 2007, for employees hired prior to January 1, 2006, including Mr. Mirzayantz, Mr. Meany and Mr. Wetmore, the 401(k) plan provided for matching contributions at a rate of $0.50 for each dollar of contribution up to 6% of a participant’s salary. This matching contribution rate continues to apply to Mr. Meany after December 31, 2007 since his benefits have not been frozen under the U.S. Pension Plan. For employees hired on or after January 1, 2006, including Mr. Amen, Mr. O’Leary and Mr. Vaisman (who transferred from our Brazilian affiliate) and, effective January 1, 2008 for employees whose benefits have been frozen under the U.S. Pension Plan, including Mr. Wetmore and Mr. Mirzayantz, the 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary. Effective as of his separation date, Mr. Wetmore was no longer eligible to contribute to the 401(k) plan. Additional details regarding the U.S. Pension Plan freeze are included in the Compensation Discussion & Analysis—Defined Benefit Pension Plan and Supplemental Retirement Plan at page 39 and Pension Benefits—U.S. Retirement Plans at page 58.

Tax rules limit the amount of the match under the 401(k) plan for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. Currently, matching contributions vest after three years of service.

The DCP gives participants an incentive to defer compensation into our common stock fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund. The shares representing the premium generally are forfeited if employment ends within one year of deferral or if the participant withdraws any deferred stock within one year of deferral. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred, but no premium is added.

The following table provides information for our named executive officers regarding our Deferred Compensation Plan, the plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2008 Non-Qualified Deferred Compensation

	Executive		Registrant	Aggregate		Aggregate		Aggregate
	Contributions in		Contributions in	Earnings in		Withdrawals/		Balance at
Name	Last FY ($)		Last FY ($)	Last FY ($)		Distributions ($)		Last FYE ($)
(a)	(b)		(c)(1)	(d)		(e)		(f)(2)

Robert M. Amen	$657,600	(3)	$230,317	−$	373,437	$0		$818,837
Richard A. O’Leary	$0		$0		$0	$0		$0
Nicolas Mirzayantz	$157,060	(4)	$15,769	−$	94,795	$0		$405,833
Hernan Vaisman	$22,500	(5)	$17,871	−$	8,062	$0		$32,556
Dennis M. Meany	$178,440	(6)	$14,628	−$	307,300	$0		$828,794
Douglas J. Wetmore	$344,575	(7)	$91,394	−$	373,182	$215,163	(8)	$909,031

(1)	The amounts in this column are included in the All Other Compensation column for 2008 in the Summary Compensation Table at page 45.

(2)	If a person was a named executive officer in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Amen—$45,834; Mr. Wetmore—$215,772; Mr. Mirzayantz—$87,985; Mr. Meany—$92,267; and for 2007: Mr. Amen—$796,746; Mr. Wetmore—$379,800; Mr. Mirzayantz—$160,010; Mr. Meany—$96,188.

(3)	Of this amount, $120,000 is included in the Salary column for 2008 in the Summary Compensation Table at page 45. The remaining $537,600 was included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2007.

(4)	Of this amount, $47,500 is included in the Salary column for 2008 in the Summary Compensation Table at page 45. The remaining $109,560 was included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2007.

(5)	This amount is included in the Salary column for 2008 in the Summary Compensation Table at page 45.

(6)	Of this amount, $82,100 is included in the Salary column for 2008 and $6,108 is included in the Stock Awards column for 2008 in the Summary Compensation Table at page 45. Only the compensation cost recognized in fiscal 2008 for financial statement reporting purposes (excluding the impact of estimated forfeitures related to service-based vesting conditions) is reported in the Stock Awards column of the Summary Compensation Table; however, the executive deferred RSUs with a value of $96,340, based on the market price on the deferral date. These deferred vested RSUs are included in the 2008 Option Exercises and Stock Vested Table at page 57.

(7)	Of this amount, $31,575 is included in the Salary column for 2008 in the Summary Compensation Table at page 45. The remaining $313,000 was included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2007.

(8)	This amount represents the January 2008 distribution of 4,634 IFF shares in settlement of a portion of Mr. Wetmore’s DCP account in accordance with a previously made distribution election.

Termination of Employment and Change in Control Arrangements

Executive Separation Policy and Other Termination Benefits

We provide severance payments and benefits to our named executive officers and other executive officers under our Executive Separation Policy (ESP). The ESP covers an executive’s separation from service, with different benefit levels (Tiers) for separations unrelated to a change in control (CiC) and for separations within two years following a CiC. The following describes the ESP’s level of payments and benefits for “Tier I” and “Tier II” employees hired on or before October 22, 2007. All of our named executive officers who are still employees of the Company are “Tier I” employees with the exception of Mr. O’Leary, who is a “Tier II” employee. On July 22, 2008, we entered into a separation agreement with Mr. Wetmore in connection with his separation from employment with the Company. The separation agreement is consistent with the Company’s Executive Separation Policy in all material respects. Further details concerning Mr. Wetmore’s agreement are included in the Compensation Discussion & Analysis at page 42 and under Other Separation Arrangements at page 67. Where other compensation programs and agreements provide for enhanced benefits in circumstances relating to terminations and changes in control of IFF, these are described below as well.

Terminations without cause and not within the two years after a CiC.  If we terminate a participant’s employment without cause and not within two years following a CiC, we will pay a monthly severance for 24 months (18 months, in the case of a “Tier II” employee), or if a shorter period, until age 65. (As noted in the Compensation Discussion & Analysis at page 41, the Compensation Committee reduced severance benefits from 24 to 18 months and from 18 to 12 months for Tier I and Tier II executives, respectively, for executives hired after October 22, 2007; however, each of our named executive officers was hired prior to this date.) The monthly payment will equal the sum of (1) the participant’s monthly base salary at the date of termination plus (2) 1/12th of the participant’s average AIP bonus for the three most recent years. We also pay a prorated AIP bonus for the year of termination based on actual performance for the full year. We also continue medical, dental and insurance benefits during the severance period. In our discussion of payments upon a separation from service, to “prorate” an award, such as AIP, means to pay a fraction of the award equal to the number of days in the period that the participant worked divided by the total number of days in the period (or 365 in the case of an AIP award). For this type of termination, the ESP does not provide additional pension credit or alter the terms of stock options or other equity awards.

Terminations not for cause or by the executive for good reason and within the two years after a CiC.  We provide severance and related benefits under the ESP to a participant terminated by us without cause, or who terminates for “good reason,” during the two years following a CiC. These are:

•	A lump-sum payment equal to three times (two times, in the case of a “Tier II” employee) the sum of (i) the participant’s highest annual salary during the five years preceding termination and (ii) the higher of his or her average AIP bonus for the three most recent years or his or her target AIP bonus for the year of termination;

•	A prorated portion of the target LTIP for the cycles then in progress;

•	A prorated portion of the target AIP bonus for the year of termination;

•	Vesting of any stock options or SSARs not already vested upon the CiC with the remainder of the option or SSAR term to exercise the participant’s options or SSARs, except, in the case of certain options granted before 2001, we will instead cancel the option and pay an amount equal to the difference between the exercise price and the highest of (i) the market price of common stock on the date of termination, (ii) the price of common stock in any published tender offer or any merger or acquisition agreement within one year before or after the CiC, or (iii) the market price of common stock on the date of the CiC.

•	Vesting of restricted stock and RSU awards not already vested upon the CiC and, unless deferred by the participant, settlement of restricted stock and RSU awards;

•	An additional three years’ (two years’, in the case of a “Tier II” employee, although Mr. O’Leary is not an eligible participant in our defined benefit pension plans) credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period, and full funding of any supplemental pension obligation through a rabbi trust;

•	Continuation of medical and dental coverage for three years (two years, in the case of a “Tier II” employee), or until the participant obtains new employment providing similar benefits.

If payments to a participant would trigger the golden parachute excise tax, we will pay an additional amount, commonly called a “gross-up payment,” so that the after-tax value of the participant’s payments and benefits under the ESP and other compensation paid by us would be the same as though no excise taxes applied. The gross-up payment would include the additional income taxes and other adverse tax effects to the participant resulting from our paying the gross-up payment. If, however, a limited reduction of severance payments or in the vesting of equity awards would avoid the golden parachute excise tax, then the severance amount or such vesting will be reduced in order to eliminate the need for a gross-up payment. We would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by the participant without triggering the excise tax.

Accelerated vesting of awards upon a CiC without regard to termination.  The ESP provides that, upon a CiC, options and SSARs become fully vested and exercisable, and forfeiture and deferral conditions and other restrictions on restricted stock and other equity awards will end, except to the extent waived by the participant.

Death, disability or retirement.  The ESP provides for payments and benefits upon death, disability or retirement at or after age 62. If one of these events occurs before a CiC, the participant or the participant’s estate will receive a prorated portion of the AIP and LTIP awards that would have become payable had he or she continued employment for the full performance period, based on actual performance achieved. In this case, we do not alter the terms of stock options. If one of these events occurs, restricted stock and restricted stock unit awards fully vest and are settled unless deferred. In addition, if one of these events occurs within two years after a CiC, the participant would receive the same AIP and LTIP awards (subject to achievement of certain minimum performance requirements) and vesting of equity awards as for a termination not for cause within two years after a CiC, except that options will remain outstanding for no more than one year following death and three years following termination due to disability.

In addition to the amounts paid under the ESP, in the event of death, our named executive officers would be entitled to payments under the Company’s Executive Death Benefit Plan as described in the Compensation Discussion and Analysis under the heading Executive Death Benefit Plan at page 43. In the event of disability, our named executive officers would be entitled to payments under the Company’s Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Definitions of Key Terms under the ESP.  A CiC occurs if any of these events happen:

•	A person or group acquires our stock and so becomes a beneficial owner of 40% or more of the voting power in IFF;

•	Board members at September 1, 2000 (as well as generally any new director approved by at least two-thirds of the incumbent directors), cease to be at least a majority of the Board;

•	Immediately following a merger, consolidation, recapitalization or reorganization of IFF, either new members constitute a majority of the Board of, or our voting securities outstanding before the event do not represent at least 60% of the voting power in, the surviving entity; or

•	Our shareholders approve a plan of complete liquidation and the liquidation commences, or a sale or disposition of substantially all of our assets (or similar transaction) is completed.

“Good reason” means any of the following, unless the participant consents in writing to the event:

•	A material reduction in the participant’s base salary as in effect before the CiC;

•	Our failure to continue a compensation or benefit plan for the participant, unless the plan is replaced by a comparable plan or it ends due to its normal expiration, or other action that materially adversely affects participation in one of these plans;

•	A material change in the participant’s position, level, authority or responsibilities in a way that adversely impacts the participant;

•	Relocation of the participant’s work assignment by more than 45 miles; or

•	The failure of a successor to assume our obligations under the ESP.

However, “good reason” will exist only if the participant gives us notice within 90 days after occurrence of one of the foregoing events and we fail to correct the matter within 30 days after receipt of such notice.

“Cause” means an executive’s:

•	Willful and continued failure to perform substantially his or her duties after demand for performance has been made;

•	Willfully engaging in unauthorized conduct which is materially detrimental to us, including misconduct that results in material noncompliance with financial reporting requirements; or

•	Willfully engaging in illegal conduct or acts of serious dishonesty which materially adversely affects us.

Participant Obligations for the Protection of Our Business.  As a condition of the participant’s right to receive severance payments and benefits, the ESP requires that he or she not compete with us, or induce customers, suppliers or others to curtail their business with us, or induce employees or others to terminate employment or service with us. These restrictions apply while a participant is employed before a CiC and following a termination of employment before a CiC during any period in which the participant is receiving severance benefits. The ESP also conditions severance payments and benefits on the participant meeting commitments relating to confidentiality, cooperation in litigation and return of our property. A “clawback” provision requires that a participant forfeit some of the gains realized from option exercises and settlements of other equity awards if the participant fails to meet these commitments.

Effect of IRC Section 409A.  The timing of our payment of some payments and benefits may be restricted under Internal Revenue Code Section 409A, which regulates deferred compensation. Some amounts payable to any of our named executive officers or other participants in the ESP upon termination may be delayed until six months after termination.

Other Separation Arrangements

Mr. Amen

Details regarding Mr. Amen’s employment agreement dated June 28, 2006 are included in conjunction with the Summary Compensation Table under the heading Employment Agreements or Arrangements at page 49. In addition, under the terms of his employment agreement, Mr. Amen is entitled to certain payments upon termination, which are quantified in the Potential Payments Upon Termination and Change in Control Table at page 69. If Mr. Amen’s employment is terminated by us without “cause” or by Mr. Amen for “good reason”, Mr. Amen will be entitled to (i) any unpaid base salary through the date of termination and any accrued but unused vacation; (ii) any unpaid bonus earned with respect to any year ending on or before the date of termination; (iii) reimbursement for any business expenses incurred; (iv) all other payments, benefits or perquisites to which he may be entitled; (v) a prorated AIP bonus for the year of termination (based on actual performance); and (vi) severance benefits under our ESP. The severance benefits would be two times the sum of (1) Mr. Amen’s base salary and (2) his average AIP bonus. The severance amount is payable in equal monthly installments over 24 months. The prorated AIP bonus for the year of termination would be paid after the end of the relevant performance period, at the same time AIP awards are paid to other senior executives. He would also continue participation for two years in all welfare benefit plans subject to any premium contribution or co-pay obligation. If Mr. Amen obtains other employment that offers comparable welfare benefits, then the benefit coverage would be reduced by those comparable benefits.

In the event the Company terminates his employment without “cause” or Mr. Amen terminates for “good reason” in contemplation of or within two years after a CiC, the severance multiplier would be “three times” rather than “two times,” payable in equal monthly installments over 24 months, and the welfare benefits would continue for three years rather than two years.

The definition of “cause” in Mr. Amen’s employment agreement is substantially similar to the definition used in the ESP. “Good reason” is defined under the agreement as an adverse change in Mr. Amen’s status as our Chairman and Chief Executive Officer, including a material diminution of his responsibilities; any reduction in base salary or target AIP award; relocation outside of the New York City metropolitan area; or our failure to reelect Mr. Amen as a director or removal from such position. “CiC” has the same meaning used under the ESP.

To receive the severance payments, Mr. Amen must comply with the restrictive covenants described below, deliver to the Company an executed general release, and resign from all offices, directorships and fiduciary positions with the Company.

Mr. Amen is subject to covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. If Mr. Amen’s employment terminates prior to a CiC and he fails to comply with the covenants (either during his employment or for a period of two years after his termination), the unexercised portion of any vested or unvested option or SSAR and any other award not then vested, is forfeited, no further severance will be paid, and he may be subject to a claw-back of any paid severance and certain other amounts.

Mr. Wetmore

On July 22, 2008, we entered into a separation agreement with Mr. Wetmore in connection with his separation from employment with the Company effective as of August 31, 2008. Mr. Wetmore terminated service as our Senior Vice President and Chief Financial Officer effective as of July 31, 2008. The separation agreement is consistent with the Company’s Executive Separation Policy in all material respects and was conditioned upon Mr. Wetmore executing and delivering a general release of claims to the Company.

Details regarding Mr. Wetmore’s agreement are included in the Compensation Discussion & Analysis at page 42. Payments made or accrued to Mr. Wetmore pursuant to the agreement are reported in footnote 10 to the Summary Compensation Table at page 45. Those amounts do not reflect the following additional payments to which Mr. Wetmore is entitled under his separation agreement: (i) Mr. Wetmore’s potential award under each of the remaining two tranches of the 2007-2009 LTIP cycle and the remaining three tranches of the 2008-2010 LTIP cycle, which he will be entitled to receive if the performance goals for the respective cycle are achieved and which will be pro-rated based on the number of days Mr. Wetmore worked during the relevant period; (ii) Mr. Wetmore’s unvested December 18, 2006 RSU grant and unvested May 9, 2006 PRS grant, which will vest according to the terms of the original agreements under which those awards were granted and (iii) a pro-rated portion (based on the number of days worked) of Mr. Wetmore’s unvested May 8, 2007 SSAR, May 6, 2008 SSAR and May 6, 2008 RSU grants, which will remain outstanding or vest according to the terms of the original agreements under which those awards were granted.

Mr. Wetmore is entitled to receive his accrued benefits under the U.S. Pension Plan and Supplemental Retirement Plan reflected in columns (d1) and (d2) of the Pension Benefits table at page 60 and is entitled to the distribution of his accrued benefits under the DCP, as reflected in column (e) of the Nonqualified Deferred Compensation table at page 63. He will also continue (along with his dependents) to be covered under our medical, dental and group life insurance plans (including the Executive Death Benefit Plan) until the earlier of the date 24 months following his separation from employment or until he becomes eligible to participate in medical, dental and/or life insurance plans upon his commencement of new employment.

Under the terms of the separation agreement, Mr. Wetmore has agreed to comply with non-competition and non-solicitation restrictions for 24 months from his separation date and with confidentiality, non-disparagement and cooperation in litigation provisions which are not limited in duration. Under the terms of our Executive Separation Policy, in the event that Mr. Wetmore fails to comply with any of these commitments, the Company will have no obligation to make payments or to provide benefits to Mr. Wetmore under the agreement and he could be subject to a “claw-back,” including cancellation of his right to exercise any outstanding SSARs and any other award not then vested, and an obligation to repay the Company: (i) any cash payments made to him under the agreement (other than his annual salary, incentive compensation and benefits which had been earned or were payable as of his separation date, unreimbursed business expenses and cash payments under welfare benefit plans); (ii) cash amounts paid to Mr. Wetmore under any AIP and LTIP awards since the date two years prior to his separation date; and (iii) the gain recognized by Mr. Wetmore on any option or SSAR exercise or settlement of a RSU or PRS award since the date two years prior to his separation date.

Payments and Benefits Upon a CiC and Various Types of Terminations.

The following table shows the estimated payments and value of benefits that we would provide to each of our named executive officers who are still employees of the Company in the event that the triggering events described in the heading of the table occurred on December 31, 2008. Although Mr. Meany is eligible for early retirement under our U.S. Pension Plan, as described under Pension Benefits at page 58, none of our named executive officers is currently eligible for any additional benefits upon early retirement. The Company also does not provide any additional benefits to our named executive officers upon a voluntary resignation. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below. For all cases, the per share market price of our common stock is assumed to be $29.72, the actual closing price per share on the last trading day of the year, December 31, 2008. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. We have also assumed that any vesting and/or performance period under our annual and long term incentive plans that would occur at the end of our 2008 fiscal year would occur at the close of business on the last business day of the year, so that such vesting or performance period would have occurred immediately prior to the assumed time of termination. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis.

The amounts set forth in the table below reflect the additional amounts of compensation that would be payable as a result of the indicated triggering event. Except as noted in footnote 9 of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, Annual Incentive Plan award and Long-Term Incentive Plan award otherwise payable to each named executive officer through December 31, 2008 is included in the Summary Compensation Table at page 45. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in the Company’s Deferred Compensation Plan for each of our named executive officers who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our named executive officers who participate in that plan would have received according to the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Plan table at page 63. The timing and form of payments which may be made under that plan in events other than a CiC are described in the accompanying narrative to that table. The regular pension benefits that each of our named executive officers would receive under the normal terms of the Company’s U.S. Pension Plan and Supplemental Retirement Plan are shown in the Present Value of Accumulated Benefit Assuming Retirement Age of 65 column of the Pension Benefits table at page 60. The timing and form of payments which may be made under these plans are described in the accompanying narrative to that table. The amounts shown in the table below as Incremental Non-Qualified Pension are explained in footnote 11 in the table presented below.

Potential Payments Upon Termination and Change in Control

		Involuntary			Separation Due	Involuntary or			Separation Due
		Termination Not			to Disability	Good Reason			to
		for Cause Prior		Death Prior to	Prior to or More	Termination			Disability
		to or More Than		or More Than	Than 2 Years	Within 2 Years		Death Within	Within 2 Years
		2 Years After a		2 Years After	After a	After a		2 Years After a	After a
		Change in		a Change in	Change in	Change in		Change in	Change in
Name	Benefit	Control		Control	Control	Control		Control	Control

Robert M. Amen	Salary	$2,000,000		$—	$—	$3,000,000		$—	$—
	Annual Incentive Plan	2,019,900	(1)	—	—	3,600,000	(2)	—	—
	Long-Term Incentive Plan(3)	—		2,000,000	2,000,000	2,000,000		2,000,000	2,000,000
	Equity Award Acceleration (4)	—		957,562	957,562	957,562		957,562	957,562
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits(5)	48,952		—	—	73,428		—	—
	Executive Death Benefit Proceeds(6)	—		2,000,000	—	—		2,000,000	—
	Executive Death Benefit Premium(7)	11,686		—	—	11,686		—	—
	Disability Insurance Proceeds(8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(9)	—		—	—	3,994,570		—	—

	Total	4,080,538	(10)	4,957,562	3,137,562	13,637,246		4,957,562	3,137,562

Richard A. O’Leary	Salary	$412,500		$—	$—	$550,000		$—	$—
	Annual Incentive Plan	84,000	(1)	—	—	275,000	(2)	—	—
	Long-Term Incentive Plan(3)	—		100,460	100,460	100,460		100,460	100,460
	Equity Award Acceleration (4)	—		73,013	73,013	73,013		73,013	73,013
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits(5)	29,327		—	—	39,102		—	—
	Executive Death Benefit Proceeds(6)	—		550,000	—	—		550,000	—
	Executive Death Benefit Premium(7)	1,304		—	—	1,304		—	—
	Disability Insurance Proceeds(8)	—		—	165,000	—		—	165,000
	Excise Tax and Tax Gross-up(9)	—		—	—	394,995		—	—

	Total	527,131		723,473	338,473	1,433,874		723,473	338,473

Nicolas Mirzayantz	Salary	$950,000		$—	$—	$1,425,000		$—	$—
	Annual Incentive Plan	390,716	(1)	—	—	1,140,000	(2)	—	—
	Long-Term Incentive Plan(3)	—		302,667	302,667	302,667		302,667	302,667
	Equity Award Acceleration (4)	—		544,708	544,708	544,708		544,708	544,708
	Incremental Non-Qualified Pension(11)	—		—	—	491,028		—	—
	Medical Benefits(5)	48,952		—	—	73,428		—	—
	Executive Death Benefit Proceeds(6)	—		950,000	—	—		950,000	—
	Executive Death Benefit Premium(7)	1,609		—	—	1,609		—	—
	Disability Insurance Proceeds(8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(9)	—		—	—	—		—	—

	Total	1,391,277		1,797,375	1,027,375	3,978,440		1,797,375	1,027,375

Hernan Vaisman	Salary	$900,000		$—	$—	$1,350,000		$—	$—
	Annual Incentive Plan	337,849	(1)	—	—	1,080,000	(2)	—	—
	Long-Term Incentive Plan(3)	—		280,000	280,000	280,000		280,000	280,000
	Equity Award Acceleration (4)	—		266,179	266,179	266,179		266,179	266,179
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits(5)	48,952		—	—	73,428		—	—
	Executive Death Benefit Proceeds(6)	—		900,000	—	—		900,000	—
	Executive Death Benefit Premium(7)	2,395		—	—	2,395		—	—
	Disability Insurance Proceeds(8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(9)	—		—	—	1,350,945		—	—

	Total	1,289,196		1,446,179	726,179	4,402,947		1,446,179	726,179

Dennis M. Meany	Salary	$828,000		$—	$—	$1,242,000		$—	$—
	Annual Incentive Plan	360,240	(1)	—	—	745,200	(2)	—	—
	Long-Term Incentive Plan(3)	—		242,800	242,800	242,800		242,800	242,800
	Equity Award Acceleration (4)	—		476,564	476,564	476,564		476,564	476,564
	Incremental Non-Qualified Pension(11)	—		—	—	639,705		—	—
	Medical Benefits(5)	24,403		—	—	36,455		—	—
	Executive Death Benefit Proceeds(6)	—		828,000	—	—		828,000	—
	Executive Death Benefit Premium(7)	6,125		—	—	6,125		—	—
	Disability Insurance Proceeds(8)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(9)	—		—	—	1,281,530		—	—

	Total	1,218,768	(12)	1,547,364	899,364	4,670,379	(12)	1,547,364	899,364

		Involuntary			Separation Due	Involuntary or		Separation Due
		Termination Not			to Disability	Good Reason		to
		for Cause Prior		Death Prior to	Prior to or More	Termination		Disability
		to or More Than		or More Than	Than 2 Years	Within 2 Years	Death Within	Within 2 Years
		2 Years After a		2 Years After	After a	After a	2 Years After a	After a
		Change in		a Change in	Change in	Change in	Change in	Change in
Name	Benefit	Control		Control	Control	Control	Control	Control

Douglas J. Wetmore(13)	Salary	$960,000
	Annual Incentive Plan	432,000
	Long-Term Incentive Plan	218,393	(14)
	Equity Award Acceleration	—	(15)
	Incremental Non-Qualified Pension	—
	Medical Benefits(5)	48,952
	Executive Death Benefit Proceeds	—
	Executive Death Benefit Premium(7)	5,189
	Disability Insurance Proceeds	—
	Legal, Financial Services and Outplacement(16)	63,000
	Excise Tax and Tax Gross-up	—

	Total	1,727,534

(1)	This amount is based on the average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2008 termination (i.e., the three years ending December 31, 2007) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards). This amount does not take into account any actual AIP amounts paid for 2008, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 45.

(2)	This amount represents three times (or in the case of Mr. O’Leary, two times) the greater of (i) the executive’s average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2008 termination (i.e., the three years ending December 31, 2007) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or (ii) the executive’s target annual incentive for the presumed year of termination (2008). This amount does not take into account any actual AIP amounts paid for 2008, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 45.

(3)	The amounts in this row are the additional LTIP amounts that would be payable as severance, which, with respect to the 2007-2009 and 2008-2010 LTIP cycles, would be paid 50% in cash and 50% in stock. If death or disability does not take place within two years after a CiC, then this amount is based on actual performance. If death, disability, involuntary termination not for cause or termination by the executive for good reason takes place within two years after a CiC, then this amount is based on target LTIP. This amount does not take into account any actual amounts paid for the 2006-2008 LTIP cycle, as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 45.

(4)	For termination events prior to a CiC, the amounts in this row represent the aggregate value of RSU and PRS awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs, PRS and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. These amounts would be payable upon a CiC, even if the executive’s employment is not terminated. The stated vesting date in the equity award document is the date at which an award would have been vested if there were not a CiC and if there were not any termination of the executive’s employment. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(5)	Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our named executive officers, would be entitled to have the benefits paid for by the Company.

(6)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the named executive officer.

(7)	The amounts in this row are the total dollar value of the additional premiums that would be payable to continue the Executive Death Benefit Plan for the named executive officer. In the case of Mr. Wetmore, this amount is the total premium estimated paid to be paid during his severance period.

(8)	The amounts in this row are the amounts that would be payable under our disability insurance program upon the named executive officer’s separation from employment due to long-term disability. This program is generally available to salaried employees.

(9)	This amount represents the payment of a “gross-up” to offset the estimated amount of the golden parachute excise tax that would apply to each executive and the amount of additional income and other taxes payable by the executive as a result of the gross-up payment. For purposes of computing this “gross-up” we include the present value of all accelerated equity awards. No excise tax or gross-up payment would be triggered by the accelerated vesting of equity upon the occurrence of a CiC without a termination event. We would not be entitled to claim tax deductions for a portion of the compensation paid in this circumstance; we estimate our federal income tax payable on the non-deductible portion of compensation to these executive officers would be, in the aggregate, $7,040,421.

(10)	Under the terms of his employment agreement, Mr. Amen would also receive the above benefits if he terminated his employment for good reason prior to or more than two years after a CiC.

(11)	The amounts in this row represent the incremental increase in the present value of the executive’s pension benefit reflecting an additional 3 years of age and credited service under our Supplemental Retirement Plan without regard to whether the executive’s benefits under the Supplemental Retirement Plan have been frozen. The incremental increase also reflects the value of subsidized early commencement of pension benefits under our Supplemental Retirement Plan prior to age 62 for those named executive officers who would have at least 10 years of service after crediting the additional 3 years of service. All the named executive officers who currently participate in the Supplemental Retirement Plan would have at least 10 years of service as a result of a CiC. The amounts in this row would be payable upon termination in a lump sum amount, except that our ability to make this lump sum payment instead of the Supplemental Retirement Plan’s usual form of benefit may be limited under Internal Revenue Code Section 409A. In addition, the Company may elect to pay the executive other benefits accrued under the Supplemental Retirement Plan in a lump sum amount upon termination of employment. Information regarding the pension benefits accrued under that plan is included in the Pension Benefits Table at page 60.

(12)	In addition to this amount, since Mr. Meany was 61 at December 31, 2008 and has more than ten years of service, he is eligible for early retirement at a reduced benefit. The present value of accumulated benefits that would have been payable to Mr. Meany if he had retired at December 31, 2008 (including the frozen accumulated benefits under the BBA Plan and using the same valuation method and material assumptions as under the 2008 Pension Benefits Table at page 60) is $1,366,434 (including $903,247 under the U.S. Pension Plan and $463,187 under the Supplemental Retirement Plan). Additional details regarding our pension benefits are included under the heading Pension Benefits at page 58.

(13)	The amounts set forth for Mr. Wetmore represent the payments and benefits to which he was actually entitled pursuant to the terms of his separation agreement in connection with his separation from employment with the Company on August 31, 2008.

(14)	Pursuant to the ESP, the Compensation Committee has the ability to determine whether to allow LTIP awards to continue to vest. In Mr. Wetmore’s case, the Compensation Committee determined to allow Mr. Wetmore’s LTIP awards to continue to vest but determined that such awards, if and when paid, would be paid on a pro-rated basis based on the number of days Mr. Wetmore served as an employee during the relevant LTIP cycle. As Mr. Wetmore separated from employment with the Company during 2008, this amount takes into account the pro-rated target amounts for the full 2007-2009 and

2008-2010 LTIP cycles. This amount does not take into account the actual amount paid to Mr. Wetmore for the 2006-2008 cycle or the amounts credited to him for the 2008 segment of the 2007-2009 and 2008-2010 LTIP cycles, as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 45.

(15)	None of Mr. Wetmore’s outstanding equity awards were accelerated in connection with his separation from employment. However, under the terms of his separation agreement, certain equity awards were not forfeited and will continue to vest on a pro-rated basis based on the number of days Mr. Wetmore served as an employee during the vesting period for the relevant award.

(16)	Pursuant to Mr. Wetmore’s separation agreement, he is entitled to reimbursement of up to $20,000 for financial, tax and estate planning advice, up to $40,000 for outplacement services and up to $3,000 in legal fees incurred to negotiate his separation agreement.

The table above should be understood to provide only estimates of amounts payable and the value of benefits under our existing plan and in the circumstances shown. The payments and benefits actually provided will be affected by the time of year at which any CiC occurs, the form and amount of consideration payable in the CiC and the market price of our stock at the time of the CiC, the timing of any termination of employment, and many other factors. Payments and benefits are governed by the terms of our plans and contracts with employees, which may be subject to interpretation, and the application of tax laws to these arrangements may vary from what we have anticipated, which can affect the amounts we owe. In addition, our Compensation Committee may change such payments and benefits at any time.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters to be presented at the 2009 Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

For the date, time, location and information on how to obtain directions to attend the 2009 Annual Meeting of Shareholders and for information on how to vote in person at the meeting as well as identification of the matters to be voted upon at the meeting, please see Questions and Answers about the Proxy Materials and the Annual Meeting at page 5.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card/voting instruction form in hand when you access the website and follow the instructions.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by International Flavors & Fragrances Inc. in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card/voting instruction form in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card/voting instruction form and return it in the postage-paid envelope we have provided or return it to International Flavors & Fragrances Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by the date and time indicated on the reverse side.
VOTE IN PERSON
You may vote the shares in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INFLF1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD/VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
1.	ELECTION OF DIRECTORS		For	Against	Abstain
Nominees:
	1a.	Margaret Hayes Adame	☐	☐	☐

	1b.	Robert M. Amen	☐	☐	☐				For	Against	Abstain

	1c.	Marcello Bottoli	☐	☐	☐		1j. Arthur C. Martinez		☐	☐	☐

	1d.	Linda B. Buck	☐	☐	☐		1k. Burton M. Tansky		☐	☐	☐

	1e.	J. Michael Cook	☐	☐	☐		1l. Douglas D. Tough		☐	☐	☐

	1f. 1g.	Peter A. Georgescu Alexandra A. Herzan	☐ ☐	☐ ☐	☐ ☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.		☐	☐	☐

	1h.	Henry W. Howell, Jr.	☐	☐	☐
The shares represented by this proxy card/voting instruction form, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR Items 1 and 2 and in the discretion of the proxy holders named herein on any other matters that may properly come before the Meeting and any adjournment(s) or postponement(s) thereof.

	1i.	Katherine M. Hudson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign your name as it appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

ADMISSION TICKET
INTERNATIONAL FLAVORS & FRAGRANCES INC.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2009 AT 10:00 A.M.
INTERNATIONAL FLAVORS & FRAGRANCES INC.
521 WEST 57TH STREET
NEW YORK, NY 10019
(Attendees are requested to enter at 533 West 57th Street.)
ADMITS ONE SHAREHOLDER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

INFLF2

INTERNATIONAL FLAVORS & FRAGRANCES INC.
THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2009
The undersigned hereby appoint(s) each of Messrs. Robert M. Amen, Dennis M. Meany and Richard A. O’Leary as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at the headquarters of the Company on Tuesday, April 28, 2009 at 10:00 A.M. Eastern Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).
IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR ITEM 2 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON APRIL 27, 2009.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the "401(k) Plans"), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Time on April 23, 2009, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE